Exhibit 10.1

300 PARK AVENUE, INC.,
Landlord
and
GREENHILL & CO. INC,
Tenant

LEASE

Premises:	The Entire Seventeenth, Eighteenth, Twenty-Second, Twenty-Third and Twenty-Fourth Floors

300 Park Avenue New York, New York

Dated:	June 17, 2009

     EXHIBITS:
A — Floor Plans
B — Definitions

i

C — Description of 17th Floor Premises Work
D — Heating, Ventilation and Air Conditioning Specifications
E — Cleaning Specifications
F — Rules and Regulations
G — Form of Landlord SNDA
H — HVAC Space
I — SNDA
J — Sign
K — Composite Article 1

ii

LEASE
          LEASE, made as of the ___ day of June, 2009 (the “Effective Date”), between 300 PARK AVENUE, INC. (the “Landlord”), a Delaware corporation, having an office c/o Tishman Speyer Properties, L.P. 520 Madison Avenue, New York, New York 10022 and GREENHILL & CO. INC., a Delaware corporation (the “Tenant”), having an office at 300 Park Avenue, New York, New York 10022.
          Landlord and Tenant hereby covenant and agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

PREMISES	The entire 18th floor (the “18th Floor Premises”), the entire 23rd floor (the “23rd Floor Premises”) and the entire 24th floor (the “24th Floor Premises” and, together with the 18th Floor Premises and the 23rd Floor Premises, collectively the “Premises”) of the Building, substantially as shown on Exhibits A-1, A-2 and A-3, respectively.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 300 Park Avenue, New York, New York.

REAL PROPERTY	The Building, together with the plot of land upon which it stands.

COMMENCEMENT DATE	September 1, 2010.

RENT COMMENCEMENT DATE	As defined in Section 2.4.

EXPIRATION DATE	October 31, 2020.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and general offices for the transaction of Tenant’s (and its permitted subtenants’ and assignees’) business and such ancillary uses as shall be reasonably required in connection therewith, which uses shall always be consistent with the operation of first-class office buildings in midtown Manhattan.

BASE TAX YEAR	The Tax Year commencing on July 1, 2010 and ending on June 30, 2011.

BASE EXPENSE YEAR	Calendar year 2011.

TENANT’S PROPORTIONATE SHARE	(a) As to Operating Expenses:

7.071 percent.

(b) As to Taxes:

6.828 percent.

AGREED AREA OF BUILDING	(a) As to Operating Expenses:

745,196 rentable square feet.

(b) As to Taxes:

771,761 rentable square feet.

AGREED AREA OF PREMISES	(a) As to the 18th Floor Premises:

20,620 rentable square feet;

(b) As to the 23rd Floor Premises:

19,806 rentable square feet;

(c) As to the 24th Floor Premises:

12,267 rentable square feet,

comprising 52,693 rentable square feet in the aggregate, which rentable square footage has been mutually determined by Landlord and Tenant for purposes of this Lease and Landlord makes no representation whatsoever as to the actual square feet contained in the Premises or the Building or any portions thereof but the Agreed Area of Building was calculated on a basis consistent with the calculation of the Agreed Area of Premises.

FIXED RENT	(i) $3,951,975.00 per annum ($329,331.25 per month) for the period (the “First Rental Period”) commencing on the Rent Commencement Date and ending on the day preceding the 5th anniversary of the Rent Commencement Date, both dates inclusive; and (ii) $4,215,440.00 per annum ($351,286.67 per month) for the period (the “Second Rental Period”) commencing on the 5th anniversary of the Rent Commencement Date and ending on the Expiration Date, both dates inclusive.

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) four percent per annum above the then current Base Rate charged by Citibank, N.A. or its successor, or (ii) the maximum rate permitted by applicable law.

LETTER OF CREDIT	$2,621,575.00.

BROKER	CB Richard Ellis, Inc.

LANDLORD’S AGENT	Tishman Speyer Properties, L.P. or any other person designated at any time and from time to time by Landlord as Landlord’s Agent and their successors and assigns.

LANDLORD’S CONTRIBUTION	$790,395.
All capitalized terms used in the text of this Lease without definition are defined in this Article 1 or in Exhibit B.
ARTICLE 2
PREMISES, TERM, RENT
     Section 2.1 Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the lobby area and other Building common elements and common facilities serving the Premises.
     Section 2.2 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds to Landlord’s account, as designated by Landlord, or by check drawn upon a bank approved by Landlord: (i) Fixed Rent in equal monthly installments, in advance, on the first (1st) Business Day of each calendar month during the Term, commencing on the Rent

Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease. If the Rent Commencement Date is not the first day of a month, then on the Rent Commencement Date Tenant shall pay Fixed Rent for the period from the Rent Commencement Date through the last day of such month.
     Section 2.3 Interest. If Tenant shall fail to pay any installment or other payment of Rent when due, interest shall accrue on such installment or payment as a late charge, from the date such installment or payment became due until the date paid at the Interest Rate, except that no such interest shall accrue in respect of the first two installments or payments that are past due in any consecutive twelve month period provided that neither such installment nor payment is past due for more than five days and, if such installment or payment is past due for more than five days, interest shall accrue thereon from the first day such installment or payment became past due.
     Section 2.4 Credit. Notwithstanding any provision of this Lease to the contrary and provided this Lease is in full force and effect and no Event of Default then exists, the Fixed Rent in respect of the 18th Floor Premises, 23rd Floor Premises and 24th Floor Premises shall be abated for a period of two months commencing on the Commencement Date and ending on the two month anniversary of the Commencement Date (the “Rent Commencement Date”).
ARTICLE 3
USE AND OCCUPANCY
     Section 3.1 (a) Permitted Uses. Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses or suffers the use of the Premises for a purpose which constitutes a Prohibited Use or violates any Requirement, or which causes the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant’s failure to promptly (and, in all events, within 10 days after such notice) discontinue such use shall be a material default hereunder and Landlord shall have the right, without Tenant having any further period in which to cure, (i) to terminate this Lease immediately, and (ii) to exercise any and all rights and remedies available to Landlord at law or in equity.
          (b) Licenses and Permits. Tenant, at its expense, shall obtain and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises. Landlord shall during the Term keep in effect at all times a certificate of occupancy issued for the Building permitting the use of the Premises as offices.
     Section 3.2 Prohibited Uses. Notwithstanding anything in this Lease to the contrary, in no event shall the Premises be used or occupied by a Person, the principal business of which at the time such use or occupancy is contemplated shall be the manufacture or sale of soaps, detergents, laundry products, toilet articles, pet products or pet food or cosmetics or the principal business of which shall be that of Colgate-Palmolive Company (“Colgate”), or its parent or one of its significant subsidiaries or affiliates then occupying any portion of the Building or which includes in the name under which such Person conducts business or in the name of any of its products or services either or both of the names “Colgate” or “Palmolive” or the name of any such subsidiary or affiliate or Person into which Colgate may merge or any parent company of Colgate or any simulation of any such names.
     Section 3.3 Use of Name “Colgate-Palmolive Building.” So long as Colgate (or any of its subsidiaries, affiliates or parents) shall be a tenant in the Building, the use of the name “Colgate-Palmolive Building” as a designation of the Building has been reserved for the use of Colgate and any other tenants in the Building which obtain the written consent of Colgate to use the same. Tenant hereby covenants and agrees that it will not use the name “Colgate-Palmolive Building,” or any simulation or abbreviation thereof, as its address either on stationery, by listing in the telephone book, or in other printed matter, publication or picture or rendering or in advertising matter of any sort unless such use is approved in writing by Colgate and Landlord. Tenant covenants that any sublease of any space in the Premises shall contain a similar restriction binding the subtenant.
     Section 3.4 Delivery of Premises. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant prior to the occurrence of the Commencement Date. The Term of this Lease shall commence on the Commencement Date and, unless sooner terminated or extended as hereinafter provided, shall end on the Expiration Date, provided that Sections 4.2 and 11.12 and Articles 38 and 42 (and all other provisions of this Lease as such provisions may relate to Expansion Space and/or the 17th Floor Premises) shall apply as of the Effective Date. Tenant currently occupies the 18th Floor Premises pursuant to the Lease dated as of April 21, 2000 between Landlord’s predecessor-in-interest, TST 300 Park, L.P., and Tenant’s predecessor-in-interest, McCarter & English, LLP, as amended by Consent to Assignment and Amendment to Lease dated as of October 3, 2003 and by First Amendment to Consent to Assignment and Amendment to Lease dated as of October 30, 2003 (collectively, the “18th Floor Lease”). Tenant occupies the 23rd Floor Premises and the 24th Floor Premises pursuant the Lease dated as of February 18, 2000 between Landlord’s predecessor-in-interest, TST 300 Park, L.P., and Tenant’s predecessor-in-interest, Greenhill & Co. LLC, as amended by First Amendment of Lease dated as of June 15, 2000 and Second Amendment to Lease dated as of March 27, 2007 (collectively, the “Original Lease”). Landlord shall be deemed to have delivered to Tenant, and Tenant shall be deemed to have accepted from Landlord, possession of the 18th Floor Premises, the 23rd Floor Premises and the 24th Floor Premises on the Commencement Date. This Lease amends, restates and replaces in its entirety as of the Commencement Date the 18th Floor Lease and the Original Lease, except as otherwise expressly provided herein. The 18th Floor Lease shall continue to apply to the 18th Floor Premises and the Original Lease shall continue to apply to the 23rd Floor Premises and the 24th Floor Premises through the day preceding the Commencement Date in each case.
ARTICLE 4
CONDITION OF THE PREMISES
     Section 4.1 Condition. Tenant occupies the 18th Floor Premises, the 23rd Floor Premises and the 24th Floor Premises on the date hereof, is fully familiar with the Premises and agrees (a) to accept possession of the Premises in the “as is” condition existing on the

Commencement Date, (b) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises or the Building except as expressly set forth herein, and (c) except for Landlord’s Contribution as expressly set forth in Section 4.2 hereof and the related provisions of Articles 38 and 42, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Premises to prepare the Premises for Tenant’s occupancy. Any work to be performed by Tenant in connection with Tenant’s continued occupancy of the Premises (and/or Tenant’s occupancy of the 17th Floor Premises, the 22nd Floor Premises and/or any Expansion Space) for the conduct of its business shall be referred to hereinafter as the “Initial Installations”. Tenant’s continued occupancy of any part of the Premises for the conduct of its business shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of the Premises in its then current condition and at the time such possession was taken, the Premises and the Building were in a good and satisfactory condition as required by this Lease.
     Section 4.2 Landlord’s Contribution. (a) Landlord agrees to pay to Tenant after the earlier to occur of (x) the Commencement Date and (y) the 17th Floor Premises Commencement Date an amount not to exceed Landlord’s Contribution toward the cost of the Initial Installations (excluding any “soft-costs” (other than architectural, engineering, permit and construction consulting fees not in excess of 15% of Landlord’s Contribution) and Tenant’s Property), provided that as of the date on which Landlord is required to make payment thereof pursuant to Section 4.2(b): (i) this Lease is in full force and effect, and (ii) no Event of Default then exists. Tenant may apply Landlord’s Contribution to any portion of the Premises, the 17th Floor Premises and/or the 22nd Floor Premises as Tenant sees fit. Tenant shall pay all costs of the Initial Installations in excess of Landlord’s Contribution. Landlord’s Contribution shall be payable solely on account of labor directly related to the Initial Installations and materials delivered to the Premises in connection with the Initial Installations (excluding any “soft-costs” (other than architectural, engineering, permit and construction consulting fees not in excess of 15% of Landlord’s Contribution) and Tenant’s Property). Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in the performance of the Initial Installations in accordance with this Section 4.2, nor shall Tenant have any right to apply any unexpended portion of Landlord’s Contribution as a credit against Rent or any other obligation of Tenant hereunder. Upon the completion of the Initial Installations and satisfaction of the conditions set forth in Section 4.2, or upon the occurrence of the date which is 36 months after the Commencement Date (which date shall be extended by reason of strikes, labor trouble or any other similar cause beyond Tenant’s control in performing the Initial Installations), whichever first occurs, any amount of Landlord’s Contribution which has not been previously requisitioned shall be retained by Landlord; provided, however, that notwithstanding anything contained herein to the contrary, the applicable portion of such retained amounts shall continue to be held for the benefit of Tenant by Landlord if Tenant delivers a notice to Landlord prior to satisfaction of the conditions set forth in Section 4.2 that it is in dispute with any contractors, subcontractors, vendors or other providers of service and refuses to make payments at such time. Landlord acknowledges that Tenant may perform the Initial Installations in stages and that the completion of one stage of such work shall in no event limit Tenant’s right to obtain then unapplied portions of Landlord’s Contribution. Final completion of the Initial Installations shall not preclude Tenant from submitting requisitions in respect of costs incurred by Tenant prior to completing such work, provided such requisitions are submitted within 36 months after the Commencement Date (as extended as aforesaid).
          (b) Landlord shall make progress payments to Tenant on a monthly basis, for the work performed during the previous month, up to 90% of Landlord’s Contribution. Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts theretofore paid by Tenant (as certified by an authorized officer of Tenant and by Tenant’s independent architect) to Tenant’s contractors, subcontractors and material suppliers which have not been subject to previous disbursements from Landlord’s Contribution multiplied by 90%. Provided that Tenant delivers requisitions to Landlord on or prior to the 10th day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of requisitions therefor, signed by an authorized officer of Tenant, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, (ii) a written certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord and (iii) such other documents and information as Landlord may reasonably request, including in connection with title drawdowns and endorsements. Any requisition made following the 10th day of any month shall be paid no later than the last day of the month following the month in which such requisitions are made. Landlord shall disburse any amount retained by it hereunder upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this Section 4.2(b), together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Installation by Governmental Authorities having jurisdiction thereover, (B) final plans and specifications for the Initial Installations as required pursuant to Section 5.1(c) and (C) issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Initial Installations. Notwithstanding the foregoing, if at the time of disbursement of Landlord’s Contribution, Tenant has not obtained lien waivers from any contractor, subcontractor or material supplier, then Landlord shall disburse the unpaid portion of Landlord’s Contribution in respect of the Initial Installations to the extent Tenant has obtained lien waivers in respect thereof and shall disburse the remainder of Landlord’s Contribution in respect thereof when Tenant has received the lien waivers issued by such contractor, subcontractor and/or material supplier in respect threrof. The right to receive Landlord’s Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other Person.
ARTICLE 5
ALTERATIONS
     Section 5.1 Tenant’s Alterations. (a) Tenant shall not make any alterations, additions or other physical changes in or about the Premises, including the Initial Installations (collectively, “Alterations”), other than decorative Alterations such as painting, wall coverings, floor coverings and low voltage cabling (collectively, “Decorative Alterations”), without Landlord’s prior consent, which may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord shall not unreasonably withhold its consent to Alterations so long as such Alterations (“Non-Structural Alterations”) (i) are non-structural and do not adversely affect the Building Systems, (ii) are performed only by Landlord’s designated contractors or by contractors approved by Landlord to perform such Alterations, (iii) affect only the Premises and are not visible from outside of the Premises or the Building, (iv) do not affect the certificate of occupancy issued for the Building or the Premises, (v) do not adversely affect any service furnished by Landlord to Tenant or to any other tenant of the Building and (vi) do not violate any Requirement or cause the Premises or the Building to be non-compliant with any Requirement.
          (b) Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (including layout, architectural, mechanical, electrical, plumbing, sprinkler and structural drawings) of each proposed Alteration (other than Decorative Alterations), and with respect to any Alteration affecting any Building System, Tenant shall submit proof that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and comprehensive public liability (including property damage coverage) insurance and Builder’s Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s managing agent, and their respective employees and agents, any Lessor and any Mortgagee as additional insureds and (iv) furnish to Landlord such other evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations) as is reasonably satisfactory to Landlord unless Tenant has a net worth, determined in accordance with generally accepted accounting principles, consistently applied, of at least $100 million (the “Minimum Net Worth”) as reflected in Tenant’s most recently audited financial statements. Upon Tenant’s request, Landlord shall reasonably cooperate with Tenant in obtaining any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (if the provisions of the applicable Requirement require that Landlord join in such application), provided that Tenant shall reimburse Landlord for any cost, expense or liability in connection therewith. Tenant shall give Landlord not less than 5 Business Days’ notice prior to performing any Decorative Alteration which notice shall contain a description of such Decorative Alteration. If Landlord shall deny any request for approval to an Alteration, Landlord shall provide Tenant with a reasonably detailed explanation of the reason(s) for such denial. Any plans and specifications resubmitted by Tenant to Landlord for Landlord’s approval reflecting changes or additions made to such plans and specifications as requested by Landlord (“Tenant’s Resubmission”) shall be approved or denied by Landlord, subject to Section 5.1(a), within 5 Business Days following Tenant’s Resubmission. If Landlord shall fail to respond to Tenant’s request for approval to any Alterations within 10 Business Days following the submission of final and complete plans and specifications thereof (or within 5 Business Days after Tenant’s Resubmission), as applicable, Landlord shall be deemed to have granted such approval, provided Landlord fails to respond to Tenant within 5 Business Days after receipt of a second notice from Tenant (which notice may only be sent if Landlord failed to respond within said 10 or 5 Business Day period, as aforesaid, and such notice shall expressly state in bold letters that Landlord’s failure to timely respond thereto shall be deemed approval of the Alterations which are the subject of such notice).
          (c) Governmental Approvals. Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications or final plans and specifications with all changes therein attached thereto for such Alterations (other than Decorative Alterations), prepared on an Autocad Computer Assisted Drafting and Design system (or such other system or medium as Landlord may accept) using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming convention as Landlord may accept) and magnetic computer media of such record drawings and specifications, translated in DXF format or another format acceptable to Landlord.
     Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) in accordance with the plans and specifications as required under Section 5.1, and by contractors approved by Landlord, (c) under the supervision of a licensed architect reasonably satisfactory to Landlord (other than Decorative Alterations) unless such supervision is not required by any Requirement or good construction practice, and (d) in compliance with all Requirements, the terms of this Lease, all standard procedures and regulations then prescribed by Landlord for all work performed in the Building. All materials and equipment to be used in the Premises shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance. At Tenant’s request and if and to the extent Landlord maintains such a list, Landlord shall furnish Tenant with a list of contractors (containing at least 3 contractors for each trade other than in respect of any Building System) approved by Landlord, who may perform on behalf of Tenant the types of Alterations described on such request. If Tenant engages any contractor set forth on such list, Tenant shall not be required to obtain Landlord’s consent to such contractor. If Landlord shall not then maintain a list of approved contractors for the Building or if Tenant desires to use a contractor who is not named on such list, Landlord shall not unreasonably withhold its approval of any reputable contractor proposed by Tenant (except for those contractors performing work on Building Systems), provided such contractor shall provide Landlord with appropriate positive references and proof of financial responsibility reasonably satisfactory to Landlord. Landlord shall, within 10 Business Days after receiving any request from Tenant for such approval, together with such references and proof, respond to such request and if Landlord fails to respond to such request within such 10-Business Day period, such request for approval shall be deemed approved by Landlord. Landlord has previously provided Tenant, and Tenant acknowledges receipt of, a copy of such such list of contractors.
     Section 5.3 Removal of Tenant’s Property. Tenant’s Property shall be and remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or prior to the Expiration Date or sooner termination of the Term, Tenant shall, at Tenant’s expense, remove all of Tenant’s Property and, unless otherwise directed by Landlord: (a) remove any Specialty Alteration and (b) close up any slab penetrations in the Premises. At least 30 days prior to commencing the removal of any Specialty Alterations or effecting such closings, Tenant shall notify Landlord of its intention to remove such Specialty Alterations or effect such closings, and if Landlord notifies Tenant within such 30 day period, Tenant shall not remove such Specialty Alterations or close such slab penetrations, and the Specialty Alterations not so removed shall become the property of Landlord upon the Expiration Date or sooner termination of the Term. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Specialty Alterations or Tenant’s Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord, on demand, for Landlord’s cost of repairing and restoring such damage. Any Specialty Alterations or Tenant’s Property not removed on or before the Expiration Date or sooner termination of the Term shall be deemed abandoned and Landlord may either retain the same as Landlord’s property or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. This Section 5.3 shall survive the expiration or earlier termination of this Lease. Notwithstanding any provision of this Section 5.3 to the contrary, Tenant shall have no obligation to remove any Specialty Alteration located in the Premises as of the Effective Date (and in the 17th Floor Premises as of the 17th Floor Premises Commencement Date and in the 22nd Floor Premises as of the 22nd Floor Premises Commencement Date), except any slab penetrations required in connection with any internal staircase located within such premises and the gym and associated restrooms located in the 24th Floor Premises.
     Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge filed against the Premises or the Real Property in connection with any work claimed or determined in good faith by Landlord to have been done by or on behalf of, or materials claimed or determined in good faith by Landlord to have been furnished to, Tenant, within 10 days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.
     Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s sole judgment, such employment, delivery or use will interfere or cause any conflict or disharmony with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or the use and enjoyment of the Building by other tenants or occupants. In the event of such interference, conflict or disharmony, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.
     Section 5.6 Tenant’s Costs. Tenant shall pay to Landlord or its designee, within 10 days after demand, all reasonable out-of-pocket costs actually incurred by Landlord in connection with (a) Landlord’s review of the Alterations and plans and specifications in connection therewith requiring Landlord consent therefor by Landlord’s outside structural and/or mechanical engineers and (b) the provision of Building personnel required to be made available at additional expense during the performance of any Alteration required by trade union policy or otherwise, to operate elevators or otherwise to facilitate Tenant’s Alterations.
     Section 5.7 Tenant’s Equipment. Tenant shall not move any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building without Landlord’s prior consent, which consent shall not be unreasonably withheld, and payment to Landlord of any reasonable out-of-pocket costs incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding a Master Rigger’s License to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours designated by Landlord.
     Section 5.8 Legal Compliance. The approval of plans or specifications, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s agreement or representation that such plans, specifications or Alterations comply with any Requirements or the certificate of occupancy issued for the Building. Landlord shall have no liability to Tenant or any other party in connection with Landlord’s approval of any plans and specifications for any Alterations, or Landlord’s consent to Tenant’s performing any Alterations. If as the result of any Alterations made by or on behalf of Tenant, Landlord is required to make any alterations or improvements to any part of the Building in order to comply with any Requirements, whether or not in or near the Premises, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements as provided in Article 20.

     Section 5.9 Window Pockets. Tenant shall, as part of the Initial Installations, design and construct the perimeter of the ceiling of each floor of the Premises which is adjacent to any exterior window with pockets to permit the windows in the Premises to open, which design and construction shall be subject to Landlord’s prior approval.
     Section 5.10 Staircase. Tenant shall have the right, subject to specific location, manner of installation, to the terms of this Article and the approval of Landlord’s structural engineer, to construct an internal staircase within the Premises between the 17th floor of the Premises and the 18th floor of the Premises, between the 22nd floor of the Premises and the 23rd floor of the Premises and between the 23rd floor of the Premises and the 24th floor of the Premises and between any other contiguous floors of the Building which Tenant leases pursuant to Article 38.
     Section 5.11 Non-Structural Alterations. Landlord’s consent shall not be required with respect to any Non-Structural Alteration the estimated cost of which either individually or in the aggregate with other Non-Structural Alterations constructed within the prior 12 month period does not exceed $400,000, provided, however, that at least 10 Business Days prior to making any such Non-Structural Alteration, Tenant shall submit to Landlord the plans and specifications for such Alteration unless plans and specifications shall not be required by any applicable Requirement or good construction practice (which plans and specifications, notwithstanding any provisions of Section 5.1(b) to the contrary, need not be prepared by a licensed architect unless so required pursuant to any Requirement or good construction practice), and any such Alteration shall otherwise be performed in compliance with the provisions of this Article 5. Tenant shall also deliver to Landlord upon request copies of contracts in order that Landlord can confirm that the Alterations in question are in fact Non-Structural Alterations.
ARTICLE 6
FLOOR LOAD
     Section 6.1 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 50 pounds per square foot “live load”. Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof to the extent the same would adversely affect the Building Systems, the structure of the Building, or the reasonable use and occupancy of the Building by other tenants or occupants (now or hereafter), in each case other than to a de minimis extent.
ARTICLE 7
REPAIRS
     Section 7.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 7.2 hereof, make all necessary repairs (both structural and nonstructural) to (a) the Building Systems up to the point of connection to the Premises, (b) the structural components of the Building, including the roof, and (c) the public portions of the Building, both exterior and interior, in conformance with standards applicable to first-class renovated office buildings of comparable age and quality in midtown Manhattan.
     Section 7.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5 of this Lease, (a) make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage for which Tenant is not responsible pursuant to this Lease, and (b) repair (to the extent feasible and appropriate) or replace scratched or damaged doors, signs and glass (other than exterior window glass) in and about the Premises. Without limiting the foregoing, all damage to the Premises or to any other part of the Building, or to any fixtures, equipment, sprinkler system and/or appurtenances thereof, whether requiring structural or nonstructural repairs, caused by or resulting from any act, omission, neglect or improper conduct of, or Alterations made by, or the moving of Tenant’s fixtures, furniture or equipment into, within or out of the Premises by any Tenant Party, and all damage to any portion of the Building Systems located in the Premises, shall be repaired at Tenant’s expense. Such repairs shall be made by (i) Tenant, at Tenant’s expense, to the extent that the required repairs are nonstructural in nature and do not affect any Building System or any portion of the Building outside of the Premises, or (ii) Landlord, at Tenant’s expense, to the extent that the required repairs are structural in nature, involve replacement of exterior window glass (if damaged by Tenant) or affect any Building System or any portion of the Building outside of the Premises. All Tenant repairs shall be of a quality at least equal to the original work or construction utilizing new construction materials and shall be made in accordance with this Lease. Tenant shall give Landlord prompt notice of any defective condition of which Tenant is aware in any Building System located in, servicing or passing through the Premises. If Tenant fails to proceed with due diligence to make any repairs required to be made by Tenant, Landlord may make such repairs and all costs and expenses incurred by Landlord on account thereof shall be paid by Tenant as provided in Article 20.
     Section 7.3 Vermin. Tenant shall, at its expense, cause the Premises to be exterminated, from time to time as Landlord may reasonably direct or whenever there is evidence of infestation to Landlord’s reasonable satisfaction, by licensed exterminators approved by Landlord.
     Section 7.4 Interruptions Due to Repairs. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building, including the Building Systems which provide services to Tenant, as Landlord deems necessary or reasonably desirable, provided that in no event shall the level of any Building service decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such work by Landlord). Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the making of such changes, repairs, alterations, additions, improvements, repairs or replacements provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever unless such interference (i) materially interferes with access to the Premises, (ii) threatens the health and safety of any occupancy or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises (in which event Landlord shall incur overtime or premium costs, subject to reimbursement pursuant to Article 8 below), and unless, upon Tenant’s request and expense (as to incremental costs in excess of regular, non-overtime pay rates only of laborers or contractors excluding employees of the Building), Landlord shall employ contractors or labor at overtime or other premium pay rates or incur other overtime costs or additional expenses. Except as otherwise provided in Section 11.9, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment therein. Landlord shall provide Tenant with reasonable prior notice of any repairs that affect the use of or access to the Premises.
ARTICLE 8
INCREASES IN TAXES AND OPERATING EXPENSES
     Section 8.1 Definitions. For the purposes of this Article 8, the following terms shall have the meanings set forth below:
          (a) “Assessed Valuation” shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.
          (b) “Base Operating Expenses” shall mean the Operating Expenses for the Base Expense Year.
          (c) “Base Taxes” shall mean an amount equal to the Taxes payable on account of the Base Tax Year.
          (d) “Comparison Year” shall mean (a) with respect to Taxes, any calendar year commencing subsequent to the first day of the Base Tax Year, and (b) with respect to Operating Expenses, any calendar year commencing subsequent to the first day of the Base Expense Year.
          (e) “Operating Expenses” shall mean the aggregate of all costs and expenses (and taxes, if any, thereon) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in connection with the ownership, operation, repair and maintenance of the Building and the Real Property, such as: (i) insurance premiums, (ii) the cost of electricity, gas, oil, steam, water, air conditioning and other fuel and utilities, (iii) reasonable attorneys’ fees and disbursements and auditing and other professional fees and expenses, (iv) management fees to the extent not in excess of the greater of (A) 2-1/2% of the gross rentals and other revenues collected for the Real Property (plus reimbursable expenses payable in connection with property management services) and (B) fees charged by Landlord or related entities for the management by any of them of other first class properties in the area of the Building; and (v) the annual depreciation or amortization, on a straight-line basis over the useful life thereof as determined in accordance with good management practice (with interest on the unamortized portion at the Base Rate per annum) of any capital costs incurred after the Base Expense Year for any equipment, device or other improvement made or acquired which is either (A) intended as a labor-saving measure or cost-saving measure in the operation, maintenance or repair of the Building (but only to the extent that the annual amounts to be amortized do not exceed the amounts of anticipated annual savings as reasonably estimated by Landlord), or (B) required by any Requirement. Operating Expenses shall not include any Excluded Expenses. If during all or part of the Base Expense Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any leasable portions of the Building for any reason, then, for purposes of computing Operating Expenses for the Base Expense Year or any Comparison Year, as the case may be, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. In determining the amount of Operating Expenses for the Base Expense Year or any Comparison Year, if less than 95 percent of the Building rentable area shall have been occupied by tenant(s) at any time during any such Base Expense Year or Comparison Year, Operating Expenses shall be determined for such Base Expense Year or Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95 percent throughout such Base Expense Year or Comparison Year.
          (f) “Statement” shall mean a statement containing a comparison of (1) the Taxes payable for the Base Tax Year and the Taxes payable for any Tax Year in question, or (2) the Base Operating Expenses and the Operating Expenses payable for any Comparison Year.
          (g) “Tax Year” shall mean the twelve month period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the City of New York as its fiscal year for real estate tax purposes).
          (h) “Taxes” shall mean (i) all real estate taxes, assessments (including assessments made as a result of the Building being within a business improvement district), sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or in connection with any application for a reduction of the Assessed Valuation of all or any part of the Real Property or for a judicial review thereof (but in no event shall such expenses be included in Taxes payable for the Base Tax Year). Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, except for interest payable in connection with the installment payment of assessments pursuant to the next sentence or (y) franchise or net income taxes, estate or inheritance taxes, profit taxes, gross receipt taxes, capital levy taxes, succession taxes, transfer, gift taxes, documentary stamp taxes mortgage taxes imposed upon Landlord. If Landlord elects to pay any assessment in annual installments, then for the purposes of this Article 8, (A) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (B) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the date hereof shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes, provided that any tax, assessment, levy, imposition or charge imposed on income from the Real Property shall be calculated as if the Real Property were the only asset of Landlord.
     Section 8.2 (a) Tenant’s Tax Payment. If the Taxes payable for any Tax Year after the Base Tax Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”). Landlord may furnish to Tenant, prior to the commencement of each Comparison Year in which such Tax Year commences, a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Tax Year. Subject to the provisions of this Section 8.2(a), Tenant shall pay to Landlord on the first day of each month during any such Comparison Year (and on the first day of each month thereafter in such Comparison Year) an amount equal to 1/12th of Landlord’s estimate of Tenant’s Tax Payment for such Tax Year. If Landlord shall not furnish any such estimate for such Comparison Year or if Landlord shall furnish any such estimate subsequent to the commencement thereof, then (x) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 8.2(a) for the last month of the preceding Comparison Year; (y) after such estimate is furnished to Tenant, if the installments of Tenant’s Tax Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Payment to be made in accordance with such estimate, then (1) if there is a deficiency, Tenant shall pay the amount thereof to Landlord within ten (10) Business Days after such estimate is furnished to Tenant, or (2) if there is an overpayment, Landlord shall credit such overpayment against the next installments of Rent (and if such overpayment or underpayment was more than 10% of the actual amount required to be paid hereunder other than as a result of a reduction in Taxes following any tax reduction proceeding prosecuted by Landlord, then such adjustment shall include interest at the Base Rate on such underpayment or overpayment, as applicable, from the date originally paid by Tenant until Tenant pays such deficiency to Landlord or Landlord credits such overpayment against rent, as applicable); and (z) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12th of Tenant’s Tax Payment shown on such estimate. Landlord may, during each Comparison Year, furnish to Tenant a revised Statement of Landlord’s estimate of Tenant’s Tax Payment for such Comparison Year, and in such case, Tenant’s Tax Payment for such Comparison Year shall be adjusted and any deficiencies paid or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence. After the end of each Comparison Year, Landlord shall furnish to Tenant a Statement of Taxes applicable to Tenant’s Tax Payment payable for such Comparison Year and (A) if such Statement shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment due for the Tax Year commencing during such Comparison Year, Tenant shall pay to Landlord the amount of such deficiency in Tenant’s Tax Payment within ten (10) Business Days after such Statement is furnished to Tenant, or (B) if such Statement shall show that the sums so paid by Tenant were more than such Tenant’s Tax Payment, Landlord shall, at its election, pay to Tenant such overpayment in Tenant’s Tax Payments or credit such overpayment in Tenant’s Tax Payment against subsequent installments of Rent payable by Tenant. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the

Taxes for any Tax Year, Tenant’s Tax Payment for such Comparison Year shall be appropriately adjusted and any deficiencies paid or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence. The benefit of any discount for any early payment or prepayment of Taxes and of any tax exemption or abatement relating to all or any part of the Real Property (to the extent Landlord has expended sums of money to obtain such tax exemption or abatement, which were not included in Operating Expenses) shall accrue solely to the benefit of Landlord and Taxes shall be computed without subtracting such discount or taking into account any such exemption or abatement. Tenant shall be entitled to its pro rata benefit of any other tax exemption or abatement. Tenant represents and warrants to Tenant that, as of the date hereof, there is no such abatement or exemption from Taxes applicable to the Building.
          (b) Taxes for each real estate tax fiscal year shall be apportioned on the basis of the number of days in such fiscal year included in any particular Tax Year subsequent to the Base Tax Year for the purpose of making the computations under this Section.
          (c) Tenant shall not (and hereby waives any and all rights it may now or hereafter have to) institute or maintain any action, proceeding or application in any court or other body having the power to fix or review assessed valuations or tax rates, for the purpose of reducing Taxes. The filing of any such proceeding by Tenant without Landlord’s consent shall be an immediate Event of Default hereunder. If the Taxes payable for the Base Tax Year are reduced, the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within 10 Business Days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. If the Taxes payable for the Base Tax Year are increased then Landlord shall either pay to Tenant, or at Landlord’s election, credit against subsequent payments of Rent due, the amount by which such Additional Rent previously paid on account of Tenant’s Tax Payment exceeds the amount actually due as a result of such recomputations. If Landlord receives a refund or credit of Taxes for any Comparison Year, Landlord shall recalculate Tenant’s Tax Payment for the applicable periods (taking into account the provisions of Sections 8.2(a) and (b)) and shall, as and when such refund payment or credit is received, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund and adjustments to Tenant’s Tax Payments resulting from such recalculation, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation.
          (d) Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any taxes as the result of any reduction, abatement, or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax exempt status.
          (e) If the Expiration Date shall occur on a date other than the last day of a Tax Year, any Additional Rent payable by Tenant to Landlord under this Section 8.2 for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from such last day to the Expiration Date shall bear to the total number of days in such Comparison Year. In the event of the expiration or earlier termination of this Lease, any Additional Rent under this Section 8.2 shall be paid or adjusted within 30 days after submission of the Statement. In no event shall Fixed Rent ever be reduced by operation of this Section 8.2.
          (f) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and applicable to Tenant’s occupancy of the Premises, regardless of whether imposed by its terms upon Landlord or Tenant and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand, as Additional Rent.
     Section 8.3 Tenant’s Operating Payment. (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord, as Additional Rent during each Comparison Year, Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). For each Comparison Year, Landlord shall furnish to Tenant a written statement setting forth Landlord’s good faith reasonable estimate of Tenant’s Operating Payment for such Comparison Year, based upon such year’s budget. Tenant shall pay to Landlord on the first day of each month during such Comparison Year an amount equal to one-twelfth of Landlord’s estimate of Tenant’s Operating Payment for such Comparison Year. If Landlord does not furnish any such estimate for a Comparison Year until after the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 8.3 during the last month of the preceding Comparison Year, (ii) promptly after such estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with such estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within 10 Business Days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder (and if such overpayment or underpayment was more than 10% of the actual amount required to be paid hereunder, then such adjustment shall include interest at the Base Rate on such underpayment or overpayment, as applicable, from the date originally paid by Tenant until Tenant pays such deficiency to Landlord or Landlord credits such overpayment against rent, as applicable), and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant, and on the first day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to one-twelfth of Tenant’s Operating Payment shown on such estimate.
          (b) Landlord shall furnish to Tenant a Statement of Operating Expenses for the immediately preceding Comparison Year within 365 days after the end of such Comparison Year. If such Statement shall show that the sums paid by Tenant under Section 8.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 10 Business Days after Tenant’s receipt of such Statement.
          (c) If the Expiration Date shall occur on a date other than December 31, any Additional Rent under this Section 8.3 for the Comparison Year in which such Expiration Date shall occur shall be apportioned on the basis of the number of days in the period from January 1 to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 8 shall be paid or adjusted within 30 days after submission of the Statement. In no event shall Fixed Rent ever be reduced by operation of this Section 8.3.
     Section 8.4 Formula. The computations of Additional Rent under this Article 8 are intended to constitute a formula for an agreed rental adjustment and may or may not constitute an actual reimbursement to Landlord for Taxes, costs and expenses paid by Landlord with respect to the Building.
     Section 8.5 Non-Waiver; Disputes. (a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for any Comparison Year unless such failure continues for more than 2 years after the expiration of the Comparison Year in question to which such Statement or corrected Statement relates (i.e., Landlord may not render a revised Statement or a Statement in respect of any Comparison Year more than 2 years after the expiration of such Comparison Year).
          (b) Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall, (i) pay to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within 120 days after such Statement is sent, send a written notice to Landlord objecting to such Statement and specifying the reasons for Tenant’s claim that such Statement is incorrect. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person who is to be compensated in whole or in part, on a contingency fee basis. Landlord shall provide Tenant backup information with respect to Landlord’s Statement as shall reasonably be necessary for Tenant to confirm the accuracy thereof, which information shall be determined by Landlord in its sole but reasonable discretion. If the parties are unable to resolve any such dispute within 30 days following the giving of Tenant’s notice of objection, either party may within ten days after the expiration of such 30 day period refer the issues raised to a nationally recognized, independent firm of certified public accountants selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants shall determine that Landlord overstated the Operating Expenses by more than 5% for such Comparison Year, as finally determined, in which case Landlord shall pay such fees and expenses. Except as provided in this Section, Tenant shall have no right whatsoever to dispute by judicial process or otherwise the accuracy of any Statement.
     Section 8.6 No Reduction in Rent. Anything in this Article 8 to the contrary notwithstanding, under no circumstances shall any decrease in Operating Expenses or Taxes in any Comparison Year below the Base Operating Expenses or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any other component of Additional Rent payable hereunder.

ARTICLE 9
REQUIREMENTS OF LAW
     Section 9.1 (a) Tenant’s Compliance. Tenant, at its expense, shall comply (or cause to be complied) with all Requirements applicable to the Premises, regardless of whether imposed by their terms upon Landlord or Tenant, provided however, that Tenant shall not be obligated to comply with any Requirement requiring any structural alteration to the Premises unless the application of such Requirement arises from (i) Tenant’s manner of use or occupancy of the Premises (as distinguished from the use or occupancy of the Premises for office purposes generally), (ii) any cause or condition created by or on behalf of any Tenant Party (including any Alterations), (iii) the breach of any of Tenant’s obligation under this Lease, (iv) the Americans with Disabilities Act or New York City Local Law #58 (as each of the same may be amended from time to time), or (v) any Hazardous Materials having been brought into the Building or affected by any Tenant Party. All repairs and alterations to the Premises, required to be made by Tenant as provided above to cause the Premises to comply with any Requirements shall be made by Tenant, at Tenant’s expense and in compliance with Article 5, if such repairs or alterations are nonstructural, do not affect any Building System, do not affect the exterior windows of the Premises and do not involve the performance of work outside of the Premises, or by Landlord, at Tenant’s reasonable expense, if such repairs or alterations are structural, affect any Building System or the exterior windows of the Premises or involve the performance of work outside the Premises. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt written notice thereof.
          (b) Hazardous Materials. Tenant shall not (i) cause or permit any Hazardous Materials to be brought into the Building by any Tenant Party, (ii) cause or permit the storage or use of Hazardous Materials by any Tenant Party in any manner not permitted by any Requirements, or (iii) cause or permit the escape, disposal or release of any Hazardous Materials by any Tenant Party within or in the vicinity of the Building. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the actual or alleged presence of Hazardous Materials in the Premises or in the Building which is caused or permitted by Tenant or any Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Upon reasonable prior notice other than in the case of emergency, Landlord or its agents may perform environmental inspections of the Premises at any time. Tenant shall have the right to have a representative accompany any party entering the Premises pursuant to this Section 9.1(b) provided such representative is made available at the time of such entry. The covenants contained in this subsection shall survive the expiration or earlier termination of this Lease.
          (c) Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises and Tenant’s ability to conduct its business in the Premises for office use; and the cost thereof shall be included in Operating Expenses, if and to the extent permitted by Article 8. All Landlord’s Work shall be performed in accordance with Requirements.

          (d) Landlord’s Insurance. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, or (iii) cause an increase in the premiums for fire insurance then covering the Building over that payable with respect to comparable first-class office buildings as a result of Tenant’s manner of use or occupancy of the Premises (as distinguished from the use or occupancy of the Premises for office purposes generally) or (iv) result in insurance companies of good standing refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If the fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Article, Tenant shall promptly cure such failure and shall reimburse Landlord, as Additional Rent, for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant. In any action or proceeding to which Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or the Premises issued by the appropriate Fire Insurance Rating Organization, or other body fixing such fire insurance rates, shall be conclusive evidence of the fire insurance rates then applicable to the Building.
     Section 9.2 Fire Alarm System; Sprinkler. Tenant shall install and thereafter maintain in good order and repair a sprinkler, fire-alarm and life-safety system in the Premises. Such installation and maintenance shall be performed by Tenant in accordance with this Lease, the Rules and Regulations and all Requirements (including Requirements applicable to the installation of clear glass lot line windows). Landlord shall provide adequate water and water pressure to support the operation of Tenant’s sprinkler system, provided Tenant’s sprinklers are installed and designed for a customary office installation. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends (where the failure to implement such recommendation would have an effect described in clauses (i), (ii), (iii) or (iv) of the first sentence of Section 9.1(d)) any modifications and/or Alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building or the Premises by reason of Tenant’s manner of use or occupancy of the Premises (as distinguished from the use or occupancy of the Premises for office purposes generally), any Alteration performed by Tenant or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord (to the extent such modifications or Alterations are structural, affect any Building System or involve the performance of work outside of the Premises) or Tenant (to the extent such modifications or Alterations are nonstructural, do not affect any Building System and do not involve the performance of work outside the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense.
     Section 9.3 Limitations on Rent. If at any time during the Term by reason of any Requirement the Rent is not fully collectible, Tenant shall take such other steps (without additional expense to Tenant) as Landlord may request, and as may be legally permissible, to permit Landlord to collect the maximum rents which may during the continuance of such restriction be legally permissible (but not in excess of the Rent reserved under this Lease). Upon the termination of such restriction during the Term, Tenant shall pay to Landlord, in addition to the Rent for the period following such termination of the restriction, if legally permissible, the portion of Rent which would have been paid pursuant to this Lease but for such legal restriction less the Rent paid by Tenant to Landlord while such restriction was in effect, together with interest thereon at the Base Rate.
     Section 9.4 Contest of Requirements. Tenant, at its expense, may contest, by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement affecting the Premises and with which Tenant is obligated to comply at its expense pursuant to Section 9.1, provided that (a) Landlord (or any Indemnitee) shall not be subject to prosecution for any crime, nor shall the Building, the Real Property or any part thereof be subject to being imminently condemned or vacated by reason of non-compliance, (b) no unsafe or hazardous condition relating to such contest or non-compliance then exists which remains uncured, (c) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses required by applicable Requirements in connection with the operation of the Building, nor shall the certificate of occupancy for the Building be suspended or threatened in writing by any Governmental Authority to be suspended by reason of noncompliance or by reason of such contest, (d) Tenant shall indemnify Landlord (and any Indemnitee) against the cost of such compliance and liability resulting from or incurred in connection with such contest or non-compliance, (e) Tenant posts security in an amount equal to 125% of the potential liability unless Tenant then has the Minimum Net Worth as reflected in Tenant’s most recently audited financial statements, (f) such non-compliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Mortgage or Superior Lease, or if such Superior Lease or Mortgage shall condition such noncompliance or contest upon the taking of action or furnishing of security by Landlord, such action shall be taken or such security shall be furnished at the expense of Tenant, and (g) Tenant shall promptly notify Landlord of such contest and keep Landlord regularly advised as to the status of such proceedings. For the purposes of clause (a) above, Landlord (or any Indemnitee) shall be deemed subject to prosecution for a crime if Landlord (or any Indemnitee), a Lessor, a Mortgagee or any of their officers, directors, partners, shareholders, agents or employees is charged with a crime of any kind whatsoever by reason of such non-compliance unless such charges are withdrawn 10 days before Landlord (or any Indemnitee), such Lessor or such Mortgagee or such officer, director, partner, shareholder, agent or employee, as the case may be, is required to plead or answer thereto. Landlord shall execute any documents reasonably required by Tenant in order to permit Tenant effectively to carry on any such contest permitted under this Section, provided Landlord is not thereby subjected to any cost or expense not reimbursed by Tenant.
ARTICLE 10
SUBORDINATION
     Section 10.1 Subordination and Attornment. (a) Subject to Section 10.6, this Lease and Tenant’s rights hereunder are subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.
          (b) Subject to Section 10.6, if a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Article are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (x) evidencing such attornment, (y) setting forth the terms and conditions of Tenant’s tenancy, and (z) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not, other than to a de minimis extent, increase Tenant’s obligations or adversely affect the rights of Tenant under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:
               (i) liable for any previous act or omission of Landlord under this Lease;
               (ii) subject to any credit, demand, claim, counterclaim, offset or defense which theretofore accrued to Tenant against Landlord;
               (iii) if Mortgagee’s or Lessor’s consent is required under any Mortgage or Superior Lease, bound by any previous modification of this Lease, or by any previous prepayment of more than one month’s Fixed Rent or Additional Rent;
               (iv) bound by any covenant or obligation of Landlord to perform, undertake or complete any work in the Premises or to prepare the Premises for Tenant’s initial occupancy;
               (v) required to account for any security deposit of Tenant other than any security deposit actually delivered to Mortgagee or Lessor by Landlord;
               (vi) bound by any obligation to make any payment to Tenant or grant any credits, except for services, repairs, maintenance and restoration provided for under this Lease to be performed by Landlord after the date of such attornment; and
               (vii) responsible for any monies (other than overpayments of Tenant’s Tax Payment or Tenant’s Operating Payment) owing by Landlord to Tenant which accrued and relate to any period prior to the date of such attornment.
     Section 10.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage that it holds and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, the Building or of the interest of the lessee under any Superior Lease, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not, other than to a de minimis extent, increase the obligations or adversely affect the rights of Tenant under this Lease.
     Section 10.3 Tenant’s Termination Right. As long as any Superior Lease or Mortgage shall exist, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord (a) until the Lessor and/or Mortgagee shall have received notice of such act or omission (provided the names and addresses of the Lessors and/or Mortgagees have been provided to Tenant), and (b) if any such Lessor or Mortgagee shall have notified Tenant within 30 days after receipt of such notice that it intends to remedy such default, then until a reasonable period of time (not to exceed 90 days) shall have elapsed following the receipt of notice of such default during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to diligently proceed to remedy such act or omission, provided, if such Lessors and/or Mortgagees require possession of the Real Property to remedy such act or omission, such reasonable period of time (not to exceed 90 days) shall not commence until the earlier to occur of (x) the date that the Lessor and/or Mortgagee obtains possession of the Real Property (either directly or through a receiver) and (y) the date that is 9 months from the date that the Lessor and/or Mortgagee shall have received notice of such act or omission.
     Section 10.4 Applicability. The provisions of this Article shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, any Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Lease or the foreclosure of any Mortgage.
     Section 10.5 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded in order to subject the Building to a condominium form of ownership pursuant to Article 9B of the New York Real Property Law or any successor statute, provided that the Declaration does not by its terms increase the Rent or, other than to a de minimis extent, increase Tenant’s non-Rent obligations or adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.
     Section 10.6 Non-Disturbance Agreements. Landlord represents and warrants to Tenant, as of the date hereof, that there is no Superior Lease and no Mortgage. As a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any future Mortgage and Superior Lease, as the case may be, made between Landlord and any Mortgagee and/or Lessor, Landlord shall obtain for signature by Tenant from each such future Mortgagee or Lessor, as the case may be, a subordination, non-disturbance and attornment agreement (“SNDA”) in the standard form customarily employed by such Mortgagee or Lessor, provided such form contains the protections provided in the form of SNDA attached hereto as Exhibit I. If Tenant shall fail or refuse, for any reason, to execute and deliver to Landlord a SNDA in proper form within 10 days after delivery thereof to Tenant, then Tenant’s interest under this Lease shall be subordinate to the future Mortgage or Superior Lease and Landlord shall have no further liability to Tenant to obtain a SNDA from such Mortgagee or Lessor. The parties hereto agree that the form of SNDA attached hereto as Exhibit I is an acceptable form of SNDA.
ARTICLE 11
SERVICES
     Section 11.1 Elevators. Landlord, at its expense, shall provide passenger elevator service to the Premises at all times, and at least one freight elevator serving the Premises available upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days from 8:00 a.m. to 11:45 a.m. and from 1:00 p.m. to 4:45 p.m. Landlord shall at all times during the Term provide at least 2 passenger elevators serving the Premises from 8:00 a.m. to 6:00 p.m. on Business Days, subject to normal maintenance, repair obligations and Unavoidable Delays. Landlord, upon Tenant’s request and at Tenant’s reasonable expense, shall create openings and install hatch doors and related mechanisms and hardware on the 17th Floor Premises (as hereinafter defined) to permit up to two of the elevator cabs in the “high rise” elevator bank of the Building (the “Designated Elevator(s)”) to provide service (on a non-exclusive basis) between the floors currently served by such high rise elevator cabs and the 17th floor of the Premises and reprogram such elevator cabs, at Landlord’s expense, to provide such service, provided that the Named Tenant then leases and the Named Tenant and/or Related Entities thereof then occupy the 17th Floor Premises under the Lease and provided further that such elevator cabs may continue to provide service to other floors in such elevator bank or otherwise. Notwithstanding the foregoing, if Landlord determines, after consultation by Landlord with an independent third party elevator consultant selected by Landlord at Tenant’s reasonable expense, in Landlord’s reasonable judgment, that such reprogramming of the Designated Elevator(s) unreasonably interferes with the provision of elevator service to other tenants in the Building during “normal business hours”, then such use shall be restricted to “non-peak” hours (for the purposes of this Lease, “non-peak” hours shall mean all hours except for 8:00 a.m. to 10:00 a.m., 12:00 p.m. to 2:00 p.m. and 4:00 p.m. to 6:00 p.m.).
     Section 11.2 Heating, Ventilation and Air Conditioning. (a) Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) in accordance with the standards set forth in Exhibit D on all Business Days from 8:00 a.m. to 6:00 p.m. Landlord, at its expense, shall repair and maintain the HVAC System in good working order, provided repairs required as a result of the negligence or willful misconduct of Tenant, its agents or employees, shall be performed at Tenant’s expense. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. Neither Tenant, nor its agents, employees or contractors shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations.
          (b) Landlord shall not be responsible if the normal operation of the Building System providing HVAC to the Premises (the “HVAC System”) shall fail to provide cooled or heated air, as the case may be, in accordance with the specifications set forth in Exhibit D by reason of (i) any machinery or equipment installed by or on behalf of Tenant or any person claiming through or under Tenant, which shall have an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, as the case may be, or (ii) any rearrangement of partitioning or other Alterations (including the Initial Installations) made or performed by or on behalf of Tenant or any person claiming through or under Tenant. Tenant shall install, if missing, blinds or shades on all windows, which blinds and shades and the manner of installation shall be subject to Landlord’s approval, and shall keep all of the operable windows in the Premises closed, and lower the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or when and as reasonably required by any Requirement. Tenant at all times shall cooperate fully with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.
     Section 11.3 Overtime Freight Elevators and HVAC. The Rent does not reflect or include any charge to Tenant for the furnishing of any freight elevator service or HVAC to the Premises during any periods other than for the hours and days set forth in Sections 11.1 and 11.2 hereof (“Overtime Periods”). Landlord shall not be required to furnish any such services during Overtime Periods unless Tenant delivers notice to Landlord’s property management office serving the Building requesting such services at least 24 hours prior to the time at which such services are to be provided, but Landlord shall use reasonable efforts (without obligation to incur any additional cost) to arrange such service on such shorter notice as Tenant shall provide. If Landlord furnishes freight elevator service to the Premises during Overtime Periods, Tenant shall pay to Landlord Landlord’s then established rates for such service in the Building. Notwithstanding anything to the contrary provided in this Article 11, on two weekends during which Tenant initially moves into the 17th Floor Premises for the conduct of its business, upon 5 days’ prior notice from Tenant to Landlord, Landlord shall make available to Tenant freight elevator service in accordance with Landlord’s then current rules and regulations applicable thereto from 8:00 p.m. on the “move-in” Friday until 7:00 p.m. on the following Sunday at no cost to Tenant. If Landlord shall furnish HVAC to the Premises during Overtime Periods upon request of Tenant or anyone claiming through Tenant, Tenant shall pay to Landlord Landlord’s then established rates for such service in the Building.
     Section 11.4 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, as an exhibition area or classroom, for storage, as a shipping room, mail room or similar purposes, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit E. Any areas of the Premises requiring cleaning which Landlord is not required to clean under this Section 11.4, and any additional cleaning of any portion of the Premises requested by Tenant shall be done at Tenant’s expense, by Landlord’s employees or Landlord’s contractor, at rates which shall be competitive with rates of other cleaning contractors providing services to first-class office buildings in midtown Manhattan. Landlord and its cleaning contractor and their respective employees shall have access to the Premises at all times except between 8:00 A.M. and 5:30 P.M. on Business Days.
     Section 11.5 Water. Landlord, at Landlord’s expense, shall provide to the floor on which the Premises are located cold water for drinking, cleaning and lavatory purposes. If Tenant requires or uses water or steam for any additional purposes, Landlord may install a meter to measure the water or steam furnished. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water or steam furnished. Tenant shall also pay Landlord’s reasonable charge for any required pumping or heating thereof, and any sewer rent, tax and/or charge now or hereafter assessed or imposed upon the Premises or the Real Property pursuant to any Requirement. If any tax is imposed upon Landlord’s receipts from the sale or resale of water or steam to Tenant, Tenant shall reimburse Landlord for such tax, if and to the extent permitted by law.
     Section 11.6 Refuse and Rubbish Removal. Landlord shall provide refuse and rubbish removal services at the Premises for ordinary office refuse and rubbish pursuant to regulations reasonably established by Landlord. Tenant shall pay to Landlord, within 10 Business Days after delivery of an invoice therefor, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse and rubbish customarily generated by executive and general office tenants. Tenant shall not dispose of any refuse and rubbish in the public areas of the Building, and if any Tenant Party does so, Tenant shall be liable for Landlord’s reasonable charge for such removal. Tenant shall cause all Tenant Parties to observe such additional rules and regulations regarding rubbish removal and/or recycling as Landlord may, from time to time, reasonably impose.
     Section 11.7 Condenser Water. Landlord shall provide condenser water in connection with Tenant’s independent supplemental air-conditioning units, which shall not exceed 125 tons in the aggregate, and which shall be installed in accordance with the provisions of Article 5 hereof. Tenant shall pay Landlord an annual charge for such condenser water at $250 per ton, which charge shall be payable in equal monthly installments together with Tenant’s payment of Fixed Rent and shall be payable whether or not Tenant utilizes such amount of condenser water, provided Tenant shall have the right at any time after the date of this Lease to irrevocably reduce the number of tons of condenser water to which Tenant is entitled pursuant to this Section (which is 125 tons on the date hereof) by giving notice of such reduction to Landlord, whereupon the number of tons to which Tenant shall be entitled pursuant to the first sentence of this Section shall be reduced as of the date Landlord shall receive such notice to the lower number of tons specified in such notice. Tenant shall have no liability to pay the annual charge referred to above in respect of the number of tons of condenser water given up by Tenant in accordance with the preceding proviso. Such charge may be increased by Landlord on each anniversary of the Commencement Date to reflect any increase in Landlord’s cost of providing such service as reasonably determined by Landlord, provided, however, that in no event shall such charge, as increased, exceed either (1) (a) the prior year’s charge plus (b) the prior year’s charge multiplied by the percentage increase, if any, in the Consumer Price Index in effect on such anniversary of the Commencement Date from that in effect on the immediately preceding anniversary of the Commencement Date (or the Commencement Date in the case of the one-year anniversary of the Commencement Date), or (2) Landlord’s established rate for condenser water from time to time in effect. If Tenant fails to utilize any quantity of condenser water for one year or more, Landlord shall have the right upon notice to Tenant to irrevocably reduce the number of tons of condenser water to which Tenant is entitled hereunder by the number of such unutilized tons (unless Tenant notifies Landlord within ten days after Tenant’s receipt of such notice from Landlord that it anticipates utilizing a portion or all of such unutilized tons of condenser water, in which case Landlord shall only have the right to reduce the number of tons of condenser water to which Tenant is then entitled by such number as Tenant does not anticipate utilizing, provided, however, that Landlord shall have the right upon further notice to Tenant to reduce the number of tons of condenser water to which Tenant is then entitled by any number of tons of condenser water that Tenant has reserved in its notice to Landlord if Tenant fails to utilize any such reserved tons prior to the expiration of the cooling season (i.e., May 1 to September 30) next following Tenant’s receipt of the first notice from Landlord), in which case Landlord shall only charge Tenant for such lower number of tons of condenser water. In addition to the foregoing charges, there shall be a one-time “tap-in” fee equal to $1,500 per ton of unit capacity (other than in the case of the 17th Floor Premises), payable within fifteen (15) days after rendition of a bill therefor. Landlord shall not charge Tenant for any tap-in performed in respect of the Premises prior to the date hereof, provided the same shall not preclude Landlord from charging Tenant for any additional tap-in required in the Premises after the date hereof. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of condenser water supplied to Tenant by reason of any Requirement, act or omission of the public service company serving the Building or for any other reason not attributable to the negligence or willful misconduct of Landlord, its agents, contractors and employees.
     Section 11.8 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for repairs, alterations or improvements which, in Landlord’s reasonable judgment, are necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such repairs, alterations or improvements are completed, and Landlord shall not be liable to Tenant for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to restore such service, remedy such situation and minimize any interference with Tenant’s business, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates, or to incur any other overtime costs or additional expenses whatsoever. The exercise of any such right or the occurrence of any such failure by Landlord shall not (a) constitute an actual or constructive eviction, in whole or in part, (b) except as expressly provided in Section 11.9, entitle Tenant to any compensation, abatement or diminution of Rent, (c) relieve Tenant from any of its obligations under this Lease, or (d) impose any liability upon Landlord by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall provide Tenant with at least 7 days’ advance notice of any scheduled interruption of service other than as a result of an emergency.
     Section 11.9 Rent Abatement. Notwithstanding anything to the contrary contained in this Lease, if Tenant is unable to use 25% or more of any floor of the Premises for the ordinary conduct of Tenant’s business due solely to (a) an interruption of an Essential Service (as hereinafter defined) resulting from Landlord’s performance of an improvement to the Building or the negligence or willful misconduct of Landlord or (b) Landlord’s breach of an obligation under this Lease to perform repairs or replacements which results in Landlord’s failure to provide an Essential Service, in each case other than as a result of Unavoidable Delays, casualty or condemnation, and such condition continues for a period in excess of 8 consecutive Business Days or more than 10 non-consecutive Business Days in any 30 day period after (i) Tenant furnishes a notice to Landlord (the “Abatement Notice”) stating that Tenant’s inability to use such portion of the Premises is solely due to such condition, (ii) Tenant does not actually use or occupy such portion of the Premises during such period for the ordinary conduct of its business and (iii) such condition has not resulted from the negligence or misconduct of any Tenant Party, then Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment for such affected and unused portion of the floor of the Premises shall be abated on a per diem basis for the period commencing on the 9th Business Day or 10th non-consecutive Business Day after Tenant delivers the Abatement Notice to Landlord and ending on the earlier of (x) the date Tenant reoccupies the applicable portion of the Premises and (y) the date on which such condition is substantially remedied. “Essential Service” shall mean a service which Landlord is obligated under this Lease to provide to Tenant which if not provided shall (1) effectively deny access to the Premises, (2) threaten the health or safety of any occupants of the Premises or (3) prevent or materially and adversely restrict the usage of more than 25% of any floor of the Premises for the ordinary conduct of Tenant’s business.
     Section 11.10 Fire Stairs. Tenant shall have a right to use one fire stair serving the Premises designated by Landlord (the “Fire Stairs”) only for access between contiguous floors of the Building on which the Premises are located, at no additional rental charge to Tenant, provided that (a) such use shall be permitted by Requirements, (b) such use shall be permitted under the first sentence of Section 9.1(d), (c) Tenant shall comply with all of Landlord’s reasonable rules and regulations adopted in good faith in effect on the date hereof or adopted in accordance with Article 28, (d) access doors to the Fire Stairs shall never be propped or blocked open, (e) Tenant shall not store or place anything in the Fire Stairs or otherwise impede ingress thereto or egress therefrom, (f) Tenant shall not permit or suffer any Tenant Party to use any portion of the Fire Stairs other than for ingress and egress between the different floors of the Premises, except in case of emergency, (g) use of the Fire Stairs shall not disturb any other tenants or occupants of the Building, (h) Tenant shall, at its sole cost and expense, at Landlord’s election, (1) install automatic door closing devices satisfactory to Landlord on all doors between the Fire Stairs and the floors of the Premises, (2) tie such devices into the base-Building fire-alarm and life-safety system, and (3) maintain the fire doors in good operable condition, (i) subject to applicable re-entry rules and regulations from time to time in effect, Tenant shall, at its sole cost and expense, install a key-card locking system satisfactory to

Landlord on all doors between the Fire Stairs and the floors of the Premises, and (j) if Tenant shall fail to remedy any violation of this Section 11.10 (other than the obligation to remove dents or paint) within 48 hours after Landlord shall give Tenant notice of any such violation or if Landlord shall give three such notices in any six month period, Landlord shall have the right to immediately revoke Tenant’s right to use the Fire Stairs pursuant to this Section 11.10. All of the provisions of this Lease in respect of insurance and indemnification shall apply to the Fire Stairs as if the Fire Stairs were part of the Premises. Subject to the provisions of this Section, Tenant may paint the Fire Stairs and install carpet and light fixtures therein and make such other Alterations as Landlord shall approve. If Tenant has elected to use same as contemplated herein, Tenant shall paint the Fire Stairs at least annually.
     Section 11.11 Access to Premises. Subject to Unavoidable Delays, security requirements, service interruptions, the Rules and Regulations, Tenant shall have access to the Premises 24 hours a day, 7 days a week.
     Section 11.12 Signage. (a) Tenant and its permitted subtenants shall be entitled to utilize its standard signage on any floor of the Building which Tenant and its permitted subtenants fully occupy for the conduct of its business, and directional signage on any floor it partially occupies, provided such signage shall be approved by Landlord, which approval shall not be unreasonably withheld if such signage is not visible from the elevators serving the floor in question. Landlord expressly approves of the interior signage shown on Exhibit J.
          (b) Provided that the Named Tenant and Related Entities are then in occupancy of at least an aggregate of 72,499 rentable square feet of the Premises for the conduct of its business, Tenant shall be entitled, at its expense, to place a sign on the exterior of the Building as described in Exhibit J. Tenant shall, at its sole expense, maintain and repair such sign. Landlord may, upon reasonable prior notice to Named Tenant, direct Named Tenant to relocate such sign to a location on the exterior of the Building designated by Landlord and reasonably comparable to the prior location.
          (c) Subject to Landlord’s approval, which approval shall not be unreasonably withheld or conditioned, Tenant may make minor modifications to Tenant’s name as used in the signage described above (e.g., “Greenhill” or “Greenhill & Co. Inc.” or some variant thereof).
     Section 11.13 Conduit. Tenant shall have the right, subject to the terms of this Article, to install at Tenant’s expense, (a) two two-inch communications cables and conduits in two different Building riser shafts between the 17th floor of the Building and the 24th floor of the Building and (b) one two-inch communications cable and conduit in one Building riser shaft between the point of entry in the basement of the Building and a point of entry to the Premises, each in a location determined by Landlord (collectively, the “Conduit System”). Landlord shall provide Tenant and Tenant’s contractors and their respective employees, agents and subcontractors with reasonable access to such shafts at reasonable times (and subject to the rights of other tenants) so as to permit Tenant to install and maintain the Conduit System. The Conduit System shall be deemed a Specialty Alteration for all purposes of this Lease (except that Tenant shall have no obligation to remove the Conduit System at the end of the Term). The Conduit System shall be exclusively for the use of Tenant and its permitted subtenants hereunder. All of the obligations of Tenant under this Lease shall apply to the installation, maintenance, repair, operation, replacement and use of the Conduit System (but not the removal of same), including provisions relating to compliance with Requirements, insurance, indemnity, repairs and maintenance as if the Conduit System were part of the Premises.

ARTICLE 12
INSURANCE; PROPERTY LOSS OR DAMAGE; REIMBURSEMENT
     Section 12.1 Tenant’s Insurance. (a) Tenant, at its expense, shall obtain and keep in full force and effect during the Term and prior to having access to the Premises:
          (i) a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, death and/or property damage occurring in or about the Premises or the Building, under which Tenant is named as the insured and Landlord, Landlord’s managing agent, any Lessors, any Mortgagees and any other parties whose names shall have been furnished by Landlord to Tenant from time to time are named as additional insureds, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent or any Lessors or Mortgagees named as additional insureds, and Tenant agrees to obtain contractual liability coverage to insure its indemnity obligations set forth in Article 32 hereof. The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence and in the aggregate in an amount of not less than $10,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage, from time to time, to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in first-class buildings in the City of New York. The deductible or self insured retention for such policy shall in no event exceed $10,000 per occurrence at any time. If the aggregate limit applying to the Premises is reduced by the payment of a claim or establishment of a reserve equal to or greater than 50% of the annual aggregate, Tenant shall immediately arrange to have the aggregate limit restored by endorsement to the existing policy or the purchase of an additional insurance policy unless, in Landlord’s reasonable judgment, Tenant maintains sufficient excess liability insurance (with a drop down endorsement) to satisfy the liability requirements of this Lease without the reinstatement of the aggregate limit;
          (ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “all risk” property insurance policies with extended coverage, insuring Tenant’s Property, and all Specialty Alterations for the full insurable value thereof or replacement cost value thereof, having a deductible amount, if any, as reasonably determined by Landlord;
          (iii) during the performance of any Alteration, until completion thereof, Builder’s risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors), any Mortgagee and any Lessor in all work incorporated in the Building and all materials and equipment in or about the Premises;
          (iv) Workers’ Compensation Insurance, as required by law;
          (v) Business Interruption Insurance; and

          (vi) such other insurance in such amounts as Landlord, any Mortgagee and/or any Lessor may reasonably require from time to time.
          (b) All insurance required to be carried by Tenant pursuant to the terms of this Lease (i) shall contain a provision that (A) no act or omission of Tenant other than intentional acts shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (B) the policy shall be noncancellable and/or no material change in coverage shall be made thereto unless Landlord, Lessors and Mortgagees shall have received 30 days’ prior notice of the same, by certified mail, return receipt requested, and (C) Tenant shall be solely responsible for the payment of all premiums under such policies and Landlord, Lessors and Mortgagees shall have no obligation for the payment thereof, and (ii) shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a Best’s Rating of  “A-” and a “Financial Size Category” of at least “X” or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.
          (c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate policies of insurance, including evidence of waivers of subrogation required to be carried by each party pursuant to this Article 12. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least 10 days prior to the expiration of such policy. In lieu of the policies of insurance required to be delivered to Landlord pursuant to this Article (the “Policies”), Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “Acord 27”, or the equivalent, rather than on the form currently designated “Acord 25-S”, or the equivalent) which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification (i) conveys to Landlord and any other named insured and/or additional insureds thereunder (the “Insured Parties”) all the rights and privileges afforded under the applicable Policies as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least 30 days in advance of any termination or change to the applicable Policies that would affect the interest of any of the Insured Parties.
     Section 12.2 Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Premises, the Building and personal property, fixtures and equipment located therein, wherein the insurance companies shall waive subrogation or consent to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire and other hazards to the extent covered by such property insurance; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein shall be limited by and coextensive with the terms and provisions of the waiver of subrogation or waiver of right of recovery. If the payment of an additional premium is required for the inclusion of, or consent to, a waiver of subrogation, each party shall advise the other, in writing, of the amount of any such additional premiums attributable to the other party’s waiver and the other party may pay such additional premium. If such other party shall not elect to pay such additional premium, then the first party shall not be required to obtain such waiver of subrogation or consent to waiver. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (a)

damage to any Specialty Alterations, (b) Tenant’s Property, and (c) any loss suffered by Tenant due to interruption of Tenant’s business.
     12.3 Landlord’s Insurance. Landlord shall carry such insurance as may be required by any Lessor or Mortgagee. If at any time there is no Mortgage or Superior Lease, then Landlord shall carry such insurance as would reasonably be expected to be carried by the owner of a first-class office building in midtown Manhattan. If at any time Landlord is an Institutional Owner, Landlord may self-insure all or any portion of such insurance. “Institutional Owner” is a bank or trust company, a savings bank, a savings and loan association, an insurance company, a college or university, a governmental pension or retirement fund or a pension trust of a publicly-held corporation.
ARTICLE 13
DESTRUCTION — FIRE OR OTHER CAUSE
     Section 13.1 Restoration. If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, Tenant shall give prompt notice to Landlord, and the damage shall be repaired by Landlord, at its expense, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (a) Tenant’s Property or (b) any Specialty Alterations. Until such time as the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises (excluding any portion thereof used principally for storage) which is not usable (or accessible) and is not used by Tenant bears to the total area of the Premises (excluding any such portion).
     Section 13.2 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 13.1, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building is so damaged that in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building is required (whether or not the Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than 60 days following the date of the damage, give Tenant a notice terminating this Lease, provided that if the Premises are not damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other office tenants in the Building aggregating at least 50% of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (i) the Term shall expire upon the date set forth in Landlord’s notice, which shall not be less than 30 days after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord no later than the date set forth in the notice, (ii) Tenant’s liability for Rent shall cease as of the date of the damage, and (iii) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.
     Section 13.3 Tenant’s Termination Right. (a) If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises shall be Substantially Completed. If such date, as set forth the Restoration Notice, is more than 12 months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than 30 days following Tenant’s receipt of the Restoration Notice. If Tenant delivers to Landlord a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 13.2.
     (b) If Tenant shall not have elected to, or was not entitled to, terminate this Lease in accordance with Section 13.3(a) and Landlord shall fail to Substantially Complete its restoration work on or before the later to occur of 12 months after the date of such damage or 60 days after the date upon which Landlord’s contractor estimated such restoration would be completed, in either case, subject to extension for delays due to Unavoidable Delays, Tenant may elect, as its sole remedy, to terminate this Lease upon 30 days notice to Landlord given not earlier than the last day of the period specified above, and if Tenant shall give such a notice this Lease shall terminate on the 30th day following the giving of such notice unless Landlord shall have Substantially Completed its reconstruction work by such 30th day. If Landlord shall have Substantially Completed its restoration work, Tenant’s notice of termination shall be null and void and this Lease shall remain in full force and effect.
     Section 13.4 Final 18 Months. Notwithstanding anything set forth to the contrary in this Article 13, in the event that any damage rendering the Premises wholly untenantable occurs during the final 18 months of the Term (unless Tenant has renewed the term of this Lease pursuant to Article 37), either Landlord or Tenant may terminate this Lease by notice to the other party within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 13.4, the Premises shall be deemed wholly untenantable if due to such damage, Tenant shall be precluded from using more than 50% of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue until at least the earlier of the (a) Expiration Date and (b) the 90th day after the date when such damage occurs.
     Section 13.5 Waiver of Real Property Law § 227. This Article 13 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force, shall have no application in any such case.
     Section 13.6 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor any of the Indemnitees shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Indemnitees shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 7). No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or Unavoidable Delays, in connection with any repair or restoration of any portion of the Premises or of the Building. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration, provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. Nothing in this Section 13.6 shall affect any right of Landlord to be indemnified by Tenant under Article 32 for payments made to compensate for losses of third parties.
     Section 13.7 Windows. If at any time any windows of the Premises are temporarily closed, darkened or covered over by reason of repairs, maintenance, alterations or improvements to the Building, or any of such windows are permanently closed, darkened or covered over due to any Requirement, Landlord shall not be liable for any damage Tenant may sustain and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.
ARTICLE 14
EMINENT DOMAIN
     Section 14.1 (a) Total Taking. If all or substantially all of the Premises, the Building or the Real Property shall be acquired or condemned for any public or quasi-public purpose, this Lease shall terminate and the Term shall end as of the date of the vesting of title, with the same effect as if such date were the Expiration Date, and Rent shall be prorated and adjusted as of such date.
          (b) Partial Taking. If only a part of the Premises, the Building or the Real Property shall be acquired or condemned, this Lease and the Term shall continue in full force and effect, provided that from and after the date of the vesting of title, the Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such acquisition or condemnation.
          (c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may give to Tenant, within 60 days following the date upon which Landlord receives notice that all or a portion of the Building or the Real Property has been acquired or condemned, a notice of termination of this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least 50% of the portion of the Building occupied for office purposes immediately prior to such acquisition or condemnation (excluding any rentable area leased by Landlord or its Affiliates) located in the elevator bank servicing the Premises.
          (d) Tenant’s Termination Right. If the part of the Building or the Real Property so acquired or condemned contains more than 15% of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises or is no longer able to operate its business in the Premises in substantially the same manner as Tenant operated its business in the Premises prior to such acquisition or condemnation, Tenant may terminate this Lease by notice to Landlord given within 60 days following the date upon which Tenant received notice of such acquisition or condemnation. If Tenant so notifies Landlord, this Lease shall terminate and the Term shall end and expire upon the date set forth in the notice, which date shall not be more than 30 days following the giving of such notice. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated in accordance with this Section 14.1 Landlord, at Landlord’s expense, but without requiring Landlord to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so acquired or condemned to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such acquisition or condemnation, excluding Tenant’s Property and/or Specialty Alterations.
          (e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 14, Fixed Rent and payments for Taxes and Operating Expenses shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
          (f) Applicability. The provisions of Sections 14.1 and 14.2 shall not apply to any acquisition or condemnation of all or any part of the Premises for a period of 18 months or less.
     Section 14.2 Awards. Upon any acquisition or condemnation of all or any part of the Real Property, Landlord shall receive the entire award for any such acquisition or condemnation, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, Tenant’s Alterations or improvements; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 14 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Specialty Alteration included in such taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.
     Section 14.3 Temporary Taking. Notwithstanding the provisions of Section 14.1, if all or any part of the Premises is acquired or condemned temporarily for a period of 18 months or less during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which award shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due, provided that if the acquisition or condemnation is for a period extending beyond the Term, such award shall be apportioned between Landlord and Tenant and Landlord shall receive the portion of such award relating to the period after the Term. If the acquisition or condemnation of all or any part of the Premises is for a period of more than 18 months, the provisions of Sections 14.1 and 14.2 shall apply.
ARTICLE 15
ASSIGNMENT AND SUBLETTING
     Section 15.1 (a) No Assignment or Subletting. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet (or underlet), or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 15 shall be void.
          (b) Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease or the Premises or any of Tenant’s Property is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection of rent shall be deemed to be (i) a waiver of the provisions of this Article 15, (ii) an acceptance of the assignee, subtenant or occupant as tenant, or (iii) a release of Tenant from the performance of Tenant’s covenants hereunder. Tenant shall remain fully liable for the obligations under this Lease.
          (c) Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others without Landlord’s consent, which consent, with respect to one further subletting by the subtenant, shall be granted or withheld by Landlord in accordance with the requirements of this Article.
          (d) No Recapture. Notwithstanding any provision contained in this Article 15 to the contrary, the Named Tenant shall have the right to sublet one or more portions of the 17th Floor Premises for a term not exceeding six years (including any extensions thereof) from the 17th Floor Premises Commencement Date (as hereinafter defined), which sublease(s) shall not be subject to Landlord’s right to terminate this Lease in respect of such space pursuant to Sections 15.3 or the provisions of Sections 15.5(a)(C) and (D) and Section 15.8 but shall be subject to the other provisions of this Article, including Sections 15.4 and 15.5 (except as provided above).
     Section 15.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises, Tenant shall give notice thereof to Landlord, which shall be accompanied by (i) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (ii) with respect to a sublet of all or a part of the Premises, (A) the material business terms on which Tenant would sublet such premises, and (B) a description of the portion of the Premises to be sublet. Such notice shall be deemed an irrevocable offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) shall be granted the right, at Landlord’s option, (1) to terminate this Lease with respect to such space as Tenant proposes to sublease, provided the term of the proposed sublease expires less than 18 months before the Expiration Date, upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is an assignment of this Lease or a subletting of 75% or more of the rentable square footage of the Premises expiring less than 18 months before the Expiration Date, to terminate this Lease with respect to the entire Premises. Such option may be exercised by notice from Landlord to Tenant within 30 days after Landlord’s receipt of Tenant’s notice.
     Section 15.3 Landlord’s Termination. If Landlord exercises its option to terminate all or a portion of this Lease pursuant to Section 15.2: (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence or, in the absence of such date, a date designated by Landlord, (b) Fixed Rent and Tenant’s payments for Taxes and Operating Expenses shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant and (e) if this Lease shall end with respect to a portion of the Premises, Tenant shall, at Tenant’s sole cost and expense, separately demise such portion of the Premises, and make available all utility services so as to make such portion of the Premises a self-contained rental unit satisfactory in all respects to Landlord and in compliance with all Requirements.
     Section 15.4 (a) Landlord’s Leaseback. If Landlord receives a notice from Tenant as described in Section 15.2, Landlord or its designee may, at its option, in lieu of exercising the option to terminate described in Section 15.2, sublease from Tenant the space described in Tenant’s notice (or, if the space described in Tenant’s notice constitutes 75 percent or more of the rentable square footage contained in the Premises, Landlord may sublease from Tenant the entire Premises) (such space being hereafter referred to as the “Leaseback Space”). If Landlord exercises its option to sublet the Leaseback Space, such sublease to Landlord or its designee (as subtenant) shall be at a rental rate equal to the product of the lesser of (A) the rent per rentable square foot (including Fixed Rent and Additional Rent) then payable pursuant to this Lease, and (B) the rent per rentable square foot set forth in the proposed sublease, multiplied by the rentable square foot area of the Leaseback Space; shall be for the same term as that of the proposed subletting; and shall:
          (i) be expressly subject to all of the covenants, terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as expressly set forth in this Article 15 to the contrary;
          (ii) give the subtenant the unqualified and unrestricted right, without Tenant’s consent, to assign such sublease or any interest therein and/or to sublet all or any portion of the space covered by such sublease and to make alterations and improvements in the space covered by such sublease, and if the proposed sublease will result in all or substantially all of the Premises being sublet, grant Landlord or its designee the option to extend the term of such sublease for the balance of the Term of this Lease less one day;
          (iii) provide that any assignee or further subtenant of Landlord or its designee, may, at Landlord’s option, be permitted to make alterations and decorations in such space and that any or all of such alterations, decorations and installations may be removed by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant shall, at its expense, repair any damage caused by such removal; and
          (iv) provide that (A) the parties to such sublease expressly negate any intention that the sublease estate be merged with any other estate held by either of such parties, (B) any assignment or sublease by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in its sole discretion, shall deem appropriate, (C) Tenant shall, at its sole cost and expense, at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (D) Landlord may, at Tenant’s expense, make such alterations as may be required or deemed necessary by Landlord to physically separate the Leaseback Space from the balance of the Premises and to comply with any Requirements or insurance requirements relating to such separation, and (E) at the expiration of the term of such sublease, Tenant will accept the Leaseback Space in its then existing condition, subject to the obligations of the subtenant to make such repairs as may be necessary to preserve such premises in good order and condition.
          (b) Obligations Re: Leaseback Space. If Landlord exercises its option to sublet the Leaseback Space:
          (i) Performance by Landlord, or its designee, under a sublease of the Leaseback Space shall be deemed performance by Tenant of any similar obligation under this Lease and Tenant shall not be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant pursuant such sublease or any subsubtenant or assignee thereof and Tenant shall in no event be responsible for (under any indemnification provision of this Lease or otherwise) any loss, damage, liability or claim to the extent arising from any acts or omissions of any such subtenant, subsubtenant or assignee; or
          (ii) Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord (or Landlord’s designee or subtenant or assignee); and
          (iii) Any consent required of Tenant, as Landlord under the sublease, shall be deemed granted if consent with respect thereto is granted by Landlord under this Lease, and any failure of Landlord (or its designee) to comply with the provisions of the sublease other than with respect to the payment of Rent shall not constitute a default thereunder or hereunder if Landlord shall have consented to such non-compliance.
     Section 15.5 Conditions to Assignment/Subletting. (a) If Landlord does not exercise any of Landlord’s options provided under Sections 15.2 and 15.4, and provided that no Event of Default then exists, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Such consent shall be granted or denied, as the case may be, within 30 days after Landlord’s receipt of the following (and such consent shall be deemed granted if Landlord fails to respond to a request for consent containing the required information and such failure to respond continues for more than 5 Business Days after receipt of a second notice to Landlord, which second notice may not be given prior to the 30th day after delivery by Tenant to Landlord of the initial notice requesting consent; any denial to be accompanied by a statement setting forth in reasonable detail the reasons for such denial) (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the proposed assignee or subtenant, including its most recent financial statements or if the proposed subtenant does not have financial statements, then tax returns or other current financial information reasonably satisfactory to Landlord, and (iii) any other information Landlord may reasonably request (it being acknowledged that all of such information described in clauses (i), (ii) and (iii) above may be delivered concurrently with Tenant’s notice pursuant to Section 15.2), provided that:
          (A) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) limits the use of the Premises to general and executive offices and ancillary uses permitted hereunder, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;
          (B) the proposed assignee or subtenant is a reputable Person or entity of good character with sufficient financial means to perform all of its obligations under this Lease or (taking into account that the Named Tenant is the sublessor) the sublease, as the case may be, and Landlord has been furnished with reasonable proof thereof, and Landlord or any Affiliate of Landlord is not litigating against or has been threatened with litigation by such proposed assignee of subtenant or its Affiliates within the prior 12 months;
          (C) if Landlord has, or reasonably expects to have within six months thereafter, comparable space (taking into account the size of the space and the available term thereof) available in the Building, neither the proposed assignee or subtenant nor any Affiliate of the proposed assignee or subtenant is then an occupant of the Building;
          (D) if Landlord has, or reasonably expects to have within six months thereafter, comparable space (taking into account the size of the space and the available term thereof) available in the Building, the proposed assignee or subtenant is not a Person or entity (or Affiliate of a Person or entity) with whom Landlord or Landlord’s Agent is then, or has been within the prior six months, negotiating in connection with the rental of space in the Building;
          (E) there shall be not more than 2 occupants on any floor of the Premises;
          (F) Tenant shall, upon demand, reimburse Landlord for all reasonable out-of-pocket expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the proposed assignee or subtenant, reviewing any plans and specifications for Alterations proposed to be made in connection therewith, and all reasonable legal costs reasonably incurred in connection with the granting of any requested consent;
          (G) Tenant has not and shall not (A) publicize the availability of the Premises, or (B) list the Premises to be sublet or assigned with a broker, agent or other entity or otherwise offer the Premises, in both cases, for subletting at a rental rate of less than the aggregate fixed rent and additional rent at which Landlord is then leasing other space in the Building;
          (H) if the proposed subtenant or assignee is an entity organized under the laws of any jurisdiction other than the United States or any state thereof, or is not a United States citizen, if an individual, such Person shall waive any immunity to which it may entitled, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City and State of New York; and
          (I) in Landlord’s reasonable judgment, the proposed assignee or subtenant shall not be of a type or character, or engaged in a business or activity, or owned or controlled by or identified with any entity, which may result in protests or civil disorders or commotions at, or other disruptions of the normal business activities in, the Building.

          (b) With respect to each and every subletting and/or assignment authorized by Landlord under the provisions of this Lease, it is further agreed that:
          (i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord and shall comply with the provisions of this Article;
          (ii) no sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease;
          (iii) no sublease shall be delivered to any subtenant, and no subtenant shall take possession of any part of the Premises, until an executed counterpart of such sublease has been delivered to Landlord and approved by Landlord as provided in Section 15.5(a);
          (iv) if an Event of Default shall occur at any time prior to the effective date of such assignment or subletting, then, until such Event of Default is no longer continuing, Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and if such assignment or subletting would have been permitted without Landlord’s consent pursuant to Section 15.9, such permission shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder; and
          (v) subject to the terms of Section 15.15, each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be a default under this Lease; and Tenant and each subtenant shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect, and such subtenant shall, at Landlord’s option and upon notice from Landlord, attorn to Landlord pursuant to the then executory provisions of this Lease other than the monetary terms of this Lease, which monetary terms shall be governed by the terms of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense, which theretofore accrued to such subtenant against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord, or by any prepayment of more than one month’s rent and additional rent under such sublease, (D) bound to return such subtenant’s security deposit, if any, except to the extent that Landlord shall receive actual possession of such deposit and such subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such subtenant, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 15.5(b)(v) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

     Section 15.6 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of Rent by Landlord from any assignee or subtenant, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all other terms, covenants and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any subtenant or assignee or anyone claiming under or through any subtenant or assignee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses (as defined in Section 32.1(b)) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or anyone claiming under or through any subtenant (other than any subtenancy resulting from a leaseback contemplated by Section 15.4) or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 15.
     Section 15.7 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent or the economic terms of such sublease or assignment in the aggregate are less than 92.5% of the value of the economic terms proposed to Landlord pursuant to Section 15.2, then Tenant shall again comply with all of the provisions and conditions of Sections 15.2, 15.4 and 15.5 hereof before assigning this Lease or subletting all or part of the Premises.
     Section 15.8 Profits. If Tenant shall enter into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 60 days of Landlord’s consent to such assignment or sublease, deliver to Landlord a complete list of Tenant’s reasonable third-party brokerage fees, legal fees and architectural fees, work allowances or costs of improvements performed by Tenant in connection with such assignment or sublease and reasonable rent concessions (“Tenant’s Expenses”) paid or to be paid in connection with such transaction, together with a list of all of Tenant’s Property to be transferred to such assignee or sublessee. Tenant shall deliver to Landlord evidence of the payment of such fees promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:
          (a) In the case of an assignment, on the effective date of the assignment, an amount equal to 50% of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less, in the case of a sale thereof, the then fair market value thereof, as reasonably determined by Landlord) after first deducting Tenant’s Expenses in connection with such transaction; or
          (b) In the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the subtenant which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s Property, less, in the case of the sale thereof, the then fair market value thereof, as reasonably determined by Landlord) after first deducting therefrom Tenant’s Expenses in connection with such transaction (e.g., if (x) Tenant’s Fixed Rent under this Lease is $100 per annum for the area subleased, (y) Tenant is receiving as fixed rent $110 per annum under the sublease in question and (z) Tenant has incurred Tenant Expenses of $30 in connection with the sublease, then Tenant would not owe Landlord any portion of its profit for the first 3 years of the sublease until Tenant had recouped the $30), and if such sublease is less than the entire Premises, the actual cost incurred by Tenant in separately demising the subleased space. The sums payable under this clause shall be paid by Tenant to Landlord as and when paid by the subtenant to Tenant.
     Section 15.9 (a) Transfers. If Tenant is a corporation, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority of the stock of Tenant shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 15 shall not apply to the transfer of shares of stock of Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange or pursuant to a tender offer under the Securities Exchange Act of 1934. For purposes of this Section 15.9 the term “transfers” shall be deemed to include the issuance of new stock or of treasury stock which results in a majority of the stock of Tenant being held by a Person or Persons that do not hold a majority of the stock of Tenant on the date hereof. If Tenant is a partnership, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority interest in the partnership shall be deemed a voluntary assignment of this Lease. If Tenant is a limited liability company, trust, or any other legal entity (including a corporation or a partnership), the transfer by one or more transfers, directly or indirectly, of Control of such entity, however characterized, shall be deemed a voluntary assignment of this Lease. Notwithstanding anything herein to the contrary, the provisions of Sections 15.1 15.2, 15.5(a) and 15.8 shall not apply to transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets or stock are transferred, or to transactions resulting in other transfers or issuances of direct or indirect interests in Tenant, so long as (i) such transfer was made for a legitimate independent business purpose and not primarily for the purpose of transferring this Lease and Tenant continues to operate its business in the Premises after such transfer, (ii) except in the case of a transfer or issuance of stock or other direct or indirect interests in Tenant, the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of the original Tenant on the date of this Lease or immediately preceding such transfer, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days after the effective date of any such transaction. Tenant may also, upon prior notice to and without the consent of Landlord, (A) permit any Person which Controls, is Controlled by, or is under common Control with the original Tenant named herein (a “Related Entity”) to sublet all or part of the Premises for any Permitted Use for so long as such Person remains a Related Entity or (B) assign this Lease to a Related Entity, provided, in either case, the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and the occupancy thereof. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease or the Premises nor shall such sublease or assignment relieve, release, impair or discharge any of Tenant’s obligations hereunder. The provisions of Sections 15.1, 15.2, 15.5(a) and 15.8 shall not apply to any such sublease or assignment.
          (b) Applicability. The limitations set forth in this Section 15.9 shall apply to subtenant(s), assignee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 15.9 shall be a transfer in violation of Section 15.1.
          (c) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord (or its affiliate) of a building other than the Building agrees to assume or perform the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 15.1 hereof.

     Section 15.10 Assumption of Obligations. Any assignment or transfer, whether made with Landlord’s consent or without Landlord’s consent, if and to the extent permitted hereunder, shall not be effective unless and until the assignee executes, acknowledges and delivers to Landlord (a) an agreement in form and substance satisfactory to Landlord whereby the assignee (i) assumes Tenant’s obligations under this Lease and (ii) agrees that, notwithstanding such assignment or transfer, the provisions of Section 15.1 hereof shall be binding upon it in respect of all future assignments and transfers and (b) certificates or policies of insurance as required under Article 12.
     Section 15.11 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.
     Section 15.12 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.
     Section 15.13 Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or rejected in any proceeding of the types described in Sections 18.1(f) and (g) hereof or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given within 30 days after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated in accordance therewith, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of any Persons claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.
     Section 15.14 Permitted Users. (a) Tenant has advised Landlord that one or more Persons, who are clients of Tenant or with whom Tenant has a substantial continuing business relationship (each a “Permitted User”) may from time to time be using space in the Premises.

Notwithstanding anything to the contrary in this Article 15 each Permitted User shall be allowed such use, without Landlord’s consent, but upon prior notice to Landlord, upon the following conditions: (i) Landlord or Tishman Speyer Properties L.P. or its successor shall not be litigating against such proposed Permitted User within the prior 12 months, (ii) the Permitted User shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to service of process in, and the jurisdiction of the court of, the State of New York, (iii) the total number of Permitted Users using desk space pursuant to this Section 15.14 shall not exceed 5 at any one time, (iv) the aggregate number of rentable square feet used by all Permitted Users at any one time shall not exceed 15,000 rentable square feet, and (v) Tenant shall receive no rent, payment or other consideration in connection with such occupancy in respect of such space other than nominal rent payments (in no event greater per rentable square foot than the Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment payable hereunder per rentable square foot) or other consideration for actual services rendered or provided by or for such occupant.
          (b) With respect to each and every Permitted User, the following shall apply: (i) each Permitted User shall have no privity of contract with Landlord and therefore shall have no rights under this Lease, and Landlord shall have no liability or obligation to the Permitted User under this Lease for any reason whatsoever in connection with such use or occupancy, which use and occupancy shall be subject and subordinate to this Lease (including, without limitation, Article 10), (ii) each Permitted User shall use the Premises in conformity with all applicable provisions of this Lease, including Article 3, and (iii) Tenant shall be liable for the acts of such Permitted User in the Premises.
     Section 15.15 Subtenant Non-Disturbance Agreements. (a) Within 30 days after request therefor, Landlord shall execute, acknowledge and deliver (and permit the recordation of) a non-disturbance agreement in the form attached hereto as Exhibit G to any subtenant of Tenant which is not a Related Entity, with respect to subleases of two full floors or more of space in the Premises which have been approved by Landlord, provided that:
          (1) as a condition to Landlord’s agreeing not to disturb such tenancy, the subtenant under such sublease agrees to pay from and after the time of such attornment the greater of (x) the Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment and all other charges payable under this Lease with respect to the portion of the Premises to be sublet for the remainder of the term of such sublease, and (y) the fixed rent and escalation rent and all other charges payable under such sublease for the remainder of the term of such sublease;
          (2) the sublessee attorns to Landlord either upon, at Landlord’s election, (a) all of the terms and conditions of this Lease (modified to reflect the space covered by the sublease) or (b) upon all the terms and conditions set forth in such sublease;
          (3) Landlord shall be reimbursed for its reasonable out-of-pocket legal fees in connection therewith;
          (4) such sublessee is not a Related Entity and (1) shall have a net worth, determined in accordance with generally accepted accounting principles, consistently applied, of at least $120 million or (2) shall provide Landlord with a Letter of Credit complying with the requirements of Article 35 in the face amount of one year of the greater of the Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment

payable under the sublease or this Lease with respect to the subleased space, which face amount shall be subject to increase on each anniversary of the issuance of such Letter of Credit to reflect any increase in Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment under the sublease or this Lease, whichever is applicable, with respect to the subleased space, and such sublessee shall, in either the case of clause (1) or clause (2) above, otherwise have sufficient financial means to meet the greater of the rental obligations under the sublease or this Lease with respect to the subleased space as reasonably determined by Landlord in good faith based on the financial information provided to Landlord, reasonable adequate proof of which (which must consist of certified financial statements for the prior 3 years unless such sublessee did not exist for 3 years, in which case certified financial statements for such lesser number of years but in no event less than certified financial statements for at least one full year) shall be furnished to Landlord;
          (5) such sublease has an original term of not less than the lesser of (x) five years or (y) the then remaining term of the Lease (but in no event less than 2 years); and
          (6) such sublease provides for the demise of either (i) an entire “end floor” (that is, the then highest or lowest floor of a block of contiguous floors of the Premises as constituted at the time in question) together with any one or more full floors which are contiguous to such “end floor”, or (ii) any entire floor together with any one or more full floors contiguous to such floor which is contiguous to any “end floor” (plus any contiguous full floor(s)) which is the subject of a sublease with respect to which Landlord previously gave a non-disturbance and attornment agreement to a subtenant not then in default beyond any applicable notice and grace period provided in its sublease.
     (b) The obligations of Landlord with respect to any such non-disturbance agreement may be conditioned upon the existence of any one or more of the following circumstances at the time of the termination of the Lease:
          (1) any such sublessee shall not be in default in the observance or performance of any of the covenants of the sublease on the part of such sublessee to be observed or performed beyond the applicable notice and grace periods provided therein for the curing of such default; and
          (2) any such sublessee shall have furnished to Landlord a statement, in writing, as to the circumstances in item (b)(1) above within 30 days after Landlord shall have made written demand for such statement.
ARTICLE 16
ELECTRICITY
     Section 16.1 Electricity. Landlord shall redistribute or furnish electricity to or for the use of Tenant in the Premises for the operation of Tenant’s electrical systems and equipment in the Premises, at a level sufficient to accommodate a demand load of six watts of electricity per useable square foot of office space in the Premises (exclusive of electricity required to operate the base-Building HVAC System). Subject to the last sentence of this Section, Tenant shall pay to Landlord, on demand from time to time, but not more than monthly, for its consumption of electricity at the Premises, as Additional Rent for such service from and after the Commencement Date, a sum equal to 103% of the product obtained by multiplying (x) the Cost Per Kilowatt Hour, by (y) the actual number of kilowatt hours of electric current consumed by Tenant in such billing period. Landlord shall install a meter or meters, at Tenant’s expense, to measure Tenant’s consumption of electricity in the Premises, which meters shall be maintained by Landlord at Tenant’s expense. Where more than one meter measures Tenant’s consumption of electricity in the Premises, the electricity measured by each meter shall be computed and billed separately in accordance with the provisions set forth above. Bills for such amounts shall be rendered to Tenant at such times as Landlord may elect. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith. If any tax is imposed upon Landlord’s receipts from the sale or resale of electricity to Tenant, Tenant shall reimburse Landlord for such tax, if and to the extent permitted by law. For any period during which such meter or meters are not installed or are not operational in the Premises, the monthly Fixed Rent shall be increased by an amount equal to the product of (A) $.2916, subject to adjustment for any increases in electric rates or taxes, and (B) the number of rentable square feet in the Premises affected. No Building System shall be connected to Tenant’s electric meters. Tenant may at its own expense retain the manufacturer of the electrical submeters serving the Premises to monitor and confirm the accuracy of such submeters and may at its own expense repair or replace such submeters.
     Section 16.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Subject to Tenant’s right to use the electric capacity set forth in Section 16.1, Tenant shall not use any electrical equipment which, in Landlord’s judgment, would exceed the capacity of the electrical equipment serving the Premises or interfere with the electrical service to other tenants of the Building. If Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity at a level sufficient to accommodate a demand load of up to eight watts of electricity per useable square foot of office space in the Premises (exclusive of electricity required to operate the Base Building HVAC System), Landlord shall make such additional electric capacity available to Tenant. Any costs incurred by Landlord in connection therewith, including the cost of any additional risers, feeders or other electrical distribution equipment, shall be paid by Tenant within 10 days after the rendition of a bill therefor. If Tenant fails to utilize such excess electric capacity for one year or more, Landlord shall have the right at any time to reduce the electric capacity available to Tenant to the maximum electric capacity previously and ordinarily used by Tenant but in no event to less than the electric capacity set forth in the first sentence of Section 16.1. Tenant shall not make or perform, or permit the making or performance of, any Alterations to wiring installations or other electrical facilities in or serving the Premises or make any additions to the office equipment or other appliances in the Premises which utilize electrical energy (other than ordinary small office equipment) without the prior consent of Landlord, in each instance, and in compliance with this Lease.
     Section 16.3 Service Disruption. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord, nor shall there be any allowance to Tenant for a diminution of rental value other than as expressly provided in Section 11.9, nor shall the same constitute an actual or constructive eviction of Tenant, in whole or in part, or relieve Tenant from any of its Lease obligations, and no liability shall arise on the part of Landlord by reason of inconvenience, annoyance or injury to business whether electricity is provided by public or private utility or by any electricity generation system owned and operated by Landlord. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
     Section 16.4 Discontinuance of Service. Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises on not less than 60 days notice to Tenant, if Landlord discontinues furnishing electricity to tenants (including Tenant) leasing an aggregate of at least 50% of the rentable area of the Building, or is required to do so under applicable Requirements. If Landlord exercises such right, or is compelled to discontinue furnishing electricity to Tenant, this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant hereunder. If Landlord so discontinues furnishing electricity, Tenant shall arrange to obtain electricity directly from any utility company or other electricity provider serving the Premises. Such electricity may be furnished to Tenant by means of the existing electrical facilities serving the Premises, at no charge by Landlord, to the extent available, suitable and safe for such purposes. All other equipment which may be required to obtain electricity of substantially the same quantity, quality and character shall be installed by Landlord at the sole cost and expense of (a) Landlord, if Landlord voluntarily discontinues such service, or (b) Tenant, if (i) Landlord is compelled to discontinue such service by the public utility or pursuant to applicable Requirements or (ii) if such discontinuance arises out of the acts of omissions of Tenant. Landlord shall not voluntarily discontinue furnishing electricity to Tenant until Tenant is able to receive electricity directly from the utility company or other company servicing the Building, unless the utility company or other company is not prepared to furnish electricity to the Premises on the date required as a result of Tenant’s delay or negligence in arranging for service or Tenant’s refusal to provide the utility company or other company with a deposit or other security requested by the utility company or other company or Tenant’s refusal to take any other action requested by the utility company or other company. If Landlord discontinues such service, Landlord agrees not to unreasonably withhold its approval of Tenant’s utility company or other company servicing Tenant.
ARTICLE 17
ACCESS TO PREMISES
     Section 17.1 Landlord’s Access. (a) Subject to the provisions of Section 17.1(b), Tenant shall permit Landlord, Landlord’s agents, utility companies and other service providers servicing the Building to erect, use and maintain ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond an immaterial amount. Landlord shall promptly repair any damage to the Premises or Tenant’s Property caused by any work performed pursuant to this Article and Section 7.4. Any pipes, ducts, or conduits installed in or through the Premises pursuant to this Section 17.1 shall either be concealed behind, beneath or within then existing partitioning, columns, ceilings or floors located in the Premises, or completely furred at points immediately adjacent to existing partitioning columns or ceilings located in the Premises. In no event shall Landlord reduce the height of the ceilings in the Premises other than to a de minimis extent.

          (b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency, (i) to examine the Premises, (ii) to show the Premises to prospective purchasers, Mortgagees or Lessors of the Building and their respective agents and representatives or others, and during the last 24 months of the Term to prospective lessees of premises in the Building and (iii) to make such repairs, alterations or additions to the Premises or the Building (A) as Landlord may deem necessary or appropriate, including the right to modify or change the façade of and the windows in the Building and to install solar film on the windows, (B) which Landlord may elect to perform following Tenant’s failure to perform (for 30 days after the giving of notice in the case of repairs of a non-emergency nature), or (C) to comply with any Requirements, and Landlord shall be allowed to take all material into the Premises that may be required for the performance of such work without the same constituting an actual or constructive eviction of Tenant in whole or in part and without any abatement of Rent, except as expressly provided in Section 11.9. In entering the Premises pursuant to this Section 17.1, Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during any such entry. Tenant shall have the right to have a representative accompany any party entering the Premises pursuant to this Section 17.1, provided such representative is made available at the time of such entry.
          (c) All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, including exterior Building walls, exterior core corridor walls, and doors and entrances (other than doors and entrances solely connecting areas within the Premises), all balconies, terraces (“Terraces”) and roofs adjacent to the Premises (subject to the terms of Article 43), all space in or adjacent to the Premises used for shafts, stacks, risers, fan rooms, electrical and communication closets, stairways, mail chutes, conduits and other mechanical facilities, Building Systems and Building facilities are not part of the Premises, and (subject to the terms of Article 43) Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.
          (d) If Tenant requests that Landlord landscape any Terrace, Landlord shall determine whether to do so in Landlord’s sole discretion. If Landlord determines to do so, Landlord shall submit to Tenant drawings related thereto (including any alterations or additions to the Building required thereby) for its approval. If Tenant approves of such drawings, Landlord shall proceed to do all the work shown on such drawings (including such alterations and additions) (the “Terrace Work”). Tenant shall reimburse Landlord, within 15 days after demand therefor, for the cost of preparing such drawings, performing the Terrace Work (plus an administrative charge equal to 10% of such cost), and the cost to Landlord of maintaining the Terrace Work during the Term. Nothing contained herein shall be deemed to vest in Tenant any easement, license or privilege with respect to any use of the Terraces or grant Tenant any right to use or go upon the Terraces. Tenant shall reimburse Landlord for any damage caused to the Terraces or other parts of the Building as a result of the Terrace Work and the maintenance thereof other than damage arising from the gross negligence or willful misconduct of Landlord.
     Section 17.2 Final 12 Months. If, during the last 12 months of the Term, Tenant removes all or substantially all of Tenant’s Property from the Premises, Landlord may, upon prior notice (which notice may be oral) and at reasonable hours, renovate and/or redecorate the Premises, without abatement of any Rent or incurring any liability to Tenant. Such acts shall not be deemed an actual or constructive eviction and shall have no effect upon this Lease.

     Section 17.3 Alterations to Building. Landlord has the right at any time to (a) change the name, number or designation by which the Building is commonly known, or (b) alter the Building to change the arrangement or location of entrances or passageways, concourses, plazas, doors and doorways, and corridors, elevators (subject to Article 11), stairs, toilets, or other public parts of the Building without any such acts constituting an actual or constructive eviction and without incurring any liability to Tenant, so long as such changes do not deny Tenant access to the Premises and are in conformance with standards applicable to first-class renovated office building in midtown Manhattan. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the making of such changes or alterations, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
ARTICLE 18
DEFAULT
     Section 18.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:
          (a) Tenant fails to pay when due any installment of Fixed Rent or Additional Rent and such default continues for five Business Days after notice of such default is given to Tenant, except that if Landlord shall have given two such notices of default in the payment of any Rent in any twelve month period, Tenant shall not be entitled to any further notice of delinquency in the payment of any Rent or an extended period in which to make payment until such time as twelve consecutive months shall have elapsed without Tenant having failed to make any such payment when due, and the occurrence of any default in the payment of any Rent within such twelve month period after the giving of two such notices shall constitute an Event of Default; or
          (b) Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease to be observed or performed by Tenant and such default continues for more than 10 days after notice by Landlord to Tenant of such default; or if such default is of such a nature that it can be remedied but cannot be completely remedied within 10 days, Tenant fails to commence to remedy such default within 10 days after such notice or, with respect to any such default, Tenant, having commenced such remedy within 10 days after such notice, fails to diligently prosecute to completion all steps necessary to remedy such default or Tenant fails to complete such remedy within 90 days; or
          (c) Tenant defaults in the observance or performance of any term, covenant or condition on Tenant’s part to be observed or performed under any other lease with Landlord or Landlord’s predecessor-in-interest for space in the Building and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or
          (d) Tenant’s interest in this Lease shall devolve upon or pass to any Person, whether by operation of law or otherwise, except as expressly permitted under Article 15 hereof; or

          (e) Tenant generally does not, or is unable to, or admits in writing its inability to, pay its debts as they become due; or
          (f) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or
          (g) if, within 60 days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within 60 days after the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any lien, execution or attachment or other similar filing shall be made or issued against Tenant or any of Tenant’s property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant; or
          (h) if Landlord applies or retains any part of the Letter of Credit, and Tenant fails to increase the amount of the Letter of Credit by the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit (as defined in Section 35.1), if applicable, within 5 Business Days after notice by Landlord to Tenant stating the amount applied or retained.
Upon the occurrence of any one or more of such Events of Default, Landlord may, at its sole option, give to Tenant three days’ notice of cancellation of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such three day period with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in Article 19 hereof.
     Section 18.2 Tenant’s Liability. If, at any time, (a) Tenant shall be comprised of two or more persons, (b) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant, or (c) Tenant’s interest in this Lease shall have been assigned, the word “Tenant,” as used in Section 18.1 (e), (f) and (g), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in this Article shall be deemed paid as compensation for the use and occupancy of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rent or a waiver on the part of Landlord of any rights under this Lease.

ARTICLE 19
REMEDIES AND DAMAGES
     Section 19.1 (a) Landlord’s Remedies. If any Event of Default occurs, and this Lease and the Term terminates as provided in Article 18:
          (i) Surrender of Possession. Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force (to the extent permitted by law) or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises.
          (ii) Landlord’s Reletting. Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to and shall not be liable for refusal or failure to relet or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting; and no such refusal or failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
          (b) Tenant’s Waiver. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such Persons might otherwise have under any Requirement (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed or ejected by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or (C) any expiration or early termination of the term of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
          (c) Other Remedies. Upon the breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

     Section 19.2 (a) Landlord’s Damages. If this Lease and the Term expire and come to an end as provided in Article 18, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 19.1, then, in any of such events:
          (i) Tenant shall pay to Landlord all Rent payable under this Lease by Tenant to Landlord up to the Expiration Date or to the date of re-entry upon the Premises by Landlord, as the case may be;
          (ii) Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent or otherwise, and to draw upon any Letter of Credit or other security deposited by Tenant hereunder and retain the proceeds thereof, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;
          (iii) Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
          (iv) whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming Additional Rent during such period to be the same as had been payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by 4% (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 19.2(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.
          (b) Reletting. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 19.2. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceed the Fixed Rent reserved in this Lease. Nothing contained in Articles 18 or 19 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages under applicable Requirements, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 19.2.
     Section 19.3 Default Interest; Other Rights of Landlord. Any damages payable under this Lease and not paid when due shall bear interest at the Interest Rate from the due date until paid, and the interest shall be deemed Additional Rent. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any overtime Building services or labor, materials or other property or services for which Tenant is obligated to pay a separate charge under this Lease (excluding electricity and water), in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than 10 days after notice from Landlord to Tenant demanding the payment of such arrears unless Tenant pays for same in advance.
ARTICLE 20
LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES
     If Tenant defaults in the performance of its obligations under this Lease, Landlord, without thereby waiving such default, may perform such obligation for the account and at the expense of Tenant: (a) immediately or at any time thereafter, and without notice, in the case of emergency or in the case the default (i) materially interferes with the use by any other tenant of any space in the Building, (ii) materially interferes with the efficient operation of the Building, (iii) will result in a violation of any Requirement, (iv) will result in a cancellation of any insurance policy maintained by Landlord, or (v) will result in a breach of or default under any Superior Lease or Mortgage, and (b) in any other case if such default continues after 30 days from the date Landlord gives notice of Landlord’s intention so to perform the defaulted obligation. All costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease (including the Rules and Regulations) are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within 30 days after receipt of Landlord’s invoice for same.
ARTICLE 21
NO REPRESENTATIONS BY LANDLORD: LANDLORD’S APPROVAL

     Section 21.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to (i) the rentable and usable areas of the Premises or the Building, (ii) the amount of any current or future Operating Expenses or Taxes, (iii) the compliance with applicable Requirements of the Premises or the Building, or (iv) the suitability of the Premises for any particular use or purpose. No rights, easements or licenses are acquired by Tenant under this Lease by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.
     Section 21.2 Consents; Approvals. All consents or approvals of Landlord may be granted or withheld in Landlord’s sole discretion unless specifically provided to the contrary in this Lease.
     Section 21.3 No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease, even if due to the gross negligence or willful misconduct of Landlord of its agents or employees. Notwithstanding anything contained in this Section 21.3 to the contrary, Tenant shall have the right to submit to arbitration in accordance with Article 40 hereof any dispute in respect of whether Landlord has unreasonably withheld any consent or approval to any Alteration pursuant to Section 5.1 or any assignment or subletting pursuant to Section 15.5 requested by Tenant hereunder which Landlord agreed not to unreasonably withhold hereunder, and Tenant’s sole remedy in all such circumstances shall be that, upon the decision of the arbitrator that consent was unreasonably withheld, the requested consent or approval shall be deemed to have been granted as provided above without any further proceedings or any action being required.
ARTICLE 22
END OF TERM
     Section 22.1 Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord, vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and Tenant’s Specialty Alterations as may be required pursuant to Article 5 of this Lease. The foregoing obligation shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the immediately preceding Business Day.

     Section 22.2 Holdover Rent. Landlord and Tenant recognize that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on or before the Expiration Date or sooner termination of the Term, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof), on a per diem basis, during which Tenant holds over in the Premises after the Expiration Date or sooner termination of the Term, a sum equal to the greater of (i) 1.10 times the Fixed Rent plus 1.10 times Tenant’s Tax Payment plus 1.10 times Tenant’s Operating Payment payable under this Lease for the last full calendar month of the Term in the case of the first month (or any portion thereof) of any holdover, 1.20 times the Fixed Rent plus 1.20 times Tenant’s Tax Payment plus 1.20 times Tenant’s Operating Payment payable under this Lease for the last full calendar month of the Term in the case of the second month (or any portion thereof) of any holdover, 1.30 times the Fixed Rent plus 1.30 times Tenant’s Tax Payment plus 1.30 times Tenant’s Operating Payment payable under this Lease for the last full calendar month of the Term in the case of the third month (or any portion thereof) of any holdover, 1.40 times the Fixed Rent plus 1.40 times Tenant’s Tax Payment plus 1.40 times Tenant’s Operating Payment payable under this Lease for the last full calendar month of the Term in the case of the fourth month (or any portion thereof) of any holdover, and 1.50 times the Fixed Rent plus 1.50 times Tenant’s Tax Payment plus 1.50 times Tenant’s Operating Payment payable under this Lease for the last full calendar month of the Term in the case of each month (or any portion thereof) thereafter and (ii) 1.10 times the fair market rental value of the Premises in the case of the first month (or any portion thereof) of any holdover (as reasonably determined by Landlord taking into account the same factors set forth in Section 37.3), 1.20 times the fair market rental value of the Premises in the case of the second month (or any portion thereof) of any holdover (as reasonably determined by Landlord) and 1.50 times the fair market rental value of the Premises in the case of any month (or any portion thereof) thereafter of any holdover (as reasonably determined by Landlord), (b) if Tenant holds over past 120 days after the Expiration Date or earlier termination of this Lease, be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) if Tenant holds over past 120 days after the Expiration Date or earlier termination of this Lease, indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 22. All of Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Term of this Lease.
     Section 22.3 Waiver of Stay. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 22.

ARTICLE 23
QUIET ENJOYMENT
          Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.
ARTICLE 24
NO SURRENDER; NO WAIVER
     Section 24.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord, and any such waiver shall be effective only for the specific purpose and in the specific instance in which given. If Tenant at any time desires to have Landlord sublet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive Tenant’s keys to the Premises for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such subletting.
     Section 24.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment of the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Fixed Rent or Additional Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or acceptance of any check or other payment in the face of a statement on such check or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy provided in this Lease. The existence of a right of renewal or extension of this Lease, or the exercise of such right, shall not limit Landlord’s right to terminate this Lease in accordance with the terms hereof.

ARTICLE 25
WAIVER OF TRIAL BY JURY
          LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS IN ANY WAY ARISING OUT OF OR CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY REQUIREMENT. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.
ARTICLE 26
INABILITY TO PERFORM
          This Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease.
ARTICLE 27
NOTICES
          Except as otherwise expressly provided in this Lease, consents, notices, demands, requests, approval or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed as follows:
     if to Tenant, (a) at Tenant’s address set forth on the first page of this Lease, Attn: Harold Rodriguez if given prior to Tenant’s taking possession of the Premises, or (b) at the Building, Attn: Harold Rodriguez if mailed subsequent to Tenant’s taking possession of the Premises, or if to Landlord, at Landlord’s address set forth on the first page of this Lease, Attn: Property Manager — 300 Park Avenue, and with copies to (a) 300 Park Avenue, Inc., 45 Rockefeller Plaza, New York, New York 10111, Attn: Chief Financial Officer, (b) Tishman Speyer Properties L.P., 520 Madison Avenue, New York, New York 10022, Attn: General Counsel, and (c) any Mortgagee or Lessor which shall have requested copies of notices, by notice given to Tenant in accordance with the provisions of this Article 27 at the address designated by such Mortgagee or Lessor;
or to such other address(es) as either Landlord or Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 27. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery or refusal to accept delivery as provided in this Article 27 or the date delivery is first attempted but cannot be made due to a change of address of which no notice was given.
ARTICLE 28
RULES AND REGULATIONS
          Tenant and all Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time, provided, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations as originally promulgated or as supplemented or amended from time to time, the provisions of this Lease shall control. Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant, its employees, agents, visitors or licensees, except that Landlord shall not enforce any Rule or Regulation against Tenant in a discriminatory fashion. Landlord agrees not to amend or supplement any of the Rules and Regulations in such a manner as to materially increase Tenant’s obligations, or materially diminish Landlord’s obligations, under this Lease.
ARTICLE 29
PARTNERSHIP TENANT
     Section 29.1 Partnership Tenant. If Tenant, or a permitted assignee of this Lease pursuant to Article 15 hereof, is a partnership, or is comprised of two or more Persons, individually or as partners of a partnership (any such partnership and such Persons are referred to in this Article as “Partnership Tenant” but excluding any limited liability partnership and any limited partners thereof), the following shall apply: (a) the liability of each of the general partners (excluding Persons solely holding interests as limited partners), each of the general partners in a limited partnership (the “Partners”) shall be joint and several; and (b) no change in the

Partners of or other Persons comprising Partnership Tenant resulting from the admission of a new Partner, or the death, retirement or withdrawal of a Partner shall release Partnership Tenant or any Partner or former Partner from their obligations under this Lease.
     Section 29.2 Change of Partners. If Tenant is a Partnership Tenant, the admission of new Partners, the withdrawal (in the ordinary course of business), retirement, death, incompetency or bankruptcy of any Partner, or the reallocation of partnership interests among the Partners shall constitute an assignment of this Lease unless Partners holding in the aggregate not less than 80% of the partnership interests in Partnership Tenant immediately prior to such event remain as Partners holding not less than 80% of the partnership interests in Partnership Tenant during the 12-month period immediately following such event (i.e., the transfer, by any of the foregoing means, of more than 20% of the partnership interests in Partnership Tenant in any consecutive 12-month period shall constitute an assignment of this Lease subject to the provisions of Article 15).
     Section 29.3 Limited Recourse. If the original Tenant named herein and any successor thereto under Section 15.9 (“Named Tenant”) or any assignee thereof permitted hereunder is not a Partnership Tenant, Landlord acknowledges and agrees that Landlord shall not enforce the liability and obligations of Tenant hereunder except against Tenant and Tenant’s assets and Landlord shall have no right, except as provided in law or equity, to enforce the liability and obligations of Tenant hereunder against any principal, officer, shareholder, member or manager of Tenant.
ARTICLE 30
VAULT SPACE
          Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, no vaults, vault space or other space outside the boundaries of the Real Property are included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license. If any such license shall be revoked, or if the amount of such space shall be diminished as required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not (i) constitute an actual or constructive eviction, in whole or in part, (ii) entitle Tenant to any abatement or diminution of Rent, (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any liability upon Landlord. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.
ARTICLE 31
BROKER

     Section 31.1 Broker Representations. Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord shall be solely responsible for any fee that may be payable to Landlord’s Agent pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than Landlord’s Agent and the Broker and that to the best of its knowledge and belief, no other broker, finder or like entity procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. The execution and delivery of this Lease by each party shall be conclusive evidence that each party has relied upon the foregoing representations and warranties.
     Section 31.2 Indemnity. Landlord agrees to pay a commission to the Broker pursuant to a separate agreement. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all Losses which Landlord may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and the Broker) arising out of any dealings claimed to have occurred between Tenant and the claimant in connection with this Lease, and/or the above representation being false. Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all Losses which Tenant may incur by reason of any claim of or liability to Landlord’s Agent, Broker and any other broker, finder or like agent arising out of any dealings claimed to have occurred between Landlord and the claimant in connection with this Lease, and/or the above representation being false. The provisions of this Article 31 shall survive the expiration or earlier termination of the Term of this Lease.
ARTICLE 32
INDEMNITY
     Section 32.1 (a) Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any Requirement, and shall exercise such control over the Premises as to fully protect the Indemnitees against any such liability. Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses (as defined in subsection (b) hereof), resulting from any claims (i) against Indemnitees arising from any act, omission or negligence of any Tenant Party, (ii) except to the extent arising from the negligence or willful misconduct of Landlord, its agents or employees, against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term or during the period of time, if any, prior to the commencement or following the expiration of the Term that any Tenant Party may have been given access to any portion of the Premises for the purpose of performing work or otherwise, in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed and performed.
          (b) Indemnity Inclusions. As used in this Lease, the term “Losses” means any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.
          (c) Landlord’s Indemnity. Landlord shall indemnify, defend and hold harmless Tenant, its direct and indirect partners, officers, shareholders, managers, directors, members, trustees, beneficiaries, employees, principals, licensees, invitees, servants, agents and representatives (“Tenant Indemnitees”) from and against all Losses resulting from any claims against (i) Tenant and Tenant Indemnitees arising from any negligence or willful misconduct of Landlord, any of its employees or agents and (ii) Tenant and Tenant Indemnitees arising from any accident, injury or damage whatsoever caused to any person or the property of any person in or about the common or public areas of the Building (specifically excluding the Premises) to the extent attributable to the negligence or willful misconduct of Landlord or its agents or employees.
          (d) Limitation. In no event shall Tenant, or any Tenant Indemnitee, be liable for, and Landlord hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease other than pursuant to Section 22.2.
     Section 32.2 Defense and Settlement. If any claim, action or proceeding is made or brought against any indemnified party, then upon demand by the indemnified party, the indemnifying party, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the indemnified party’s name (if necessary), by attorneys approved by the indemnified party , which approval shall not be unreasonably withheld (attorneys for the indemnifying party’s insurer shall be deemed approved for purposes of this Section 32.2). Notwithstanding the foregoing, an indemnified party may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under the indemnifying party’s liability insurance carried for such claim and the indemnifying party shall pay the reasonable fees and disbursements of such attorneys. If the indemnifying party fails to diligently defend or if there is a legal conflict or other conflict of interest, then the indemnified party may retain separate counsel at the indemnifying party’s reasonable expense. Notwithstanding anything herein contained to the contrary, the indemnifying party may direct the indemnified party to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the indemnified party other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by the indemnifying party at the time such settlement is reached, (c) such settlement shall not require the indemnified party to admit any liability, and (d) the indemnified party shall have received an unconditional release from the other parties to such claim, suit or other proceeding. The provisions of this Article 32 shall survive the expiration or earlier termination of this Lease.
ARTICLE 33
ADJACENT EXCAVATION; SHORING
          If an excavation shall be made, or shall be authorized to be made, upon land adjacent to the Real Property, Tenant shall, upon notice, afford to the person causing or authorized to cause such excavation license to enter upon the Premises for the purpose of doing such work as such person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations. In connection with such license, Tenant shall have no right to claim any damages or indemnity against Landlord, or diminution or abatement of Rent, provided that Tenant shall continue to have access to the Premises.
ARTICLE 34
TAX STATUS OF BENEFICIAL OWNERS
          Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code or as entities described in Section 511(a)(2) of the Code, and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts) or that constitutes “unrelated business taxable income” (in the case of entities described in Section 511(a)(2) of the Code), and (c) the imposition of penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners and Tenant’s agreement herein contained regarding the avoidance of an Adverse Event as a material inducement to Landlord entering into this Lease. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in amending or modifying this Lease or such documents and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Article 34 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Article 34, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.
ARTICLE 35
letter of credit
     Section 35.1 Letter of Credit. Tenant shall deliver to Landlord, prior to the Commencement Date, a Letter of Credit (as hereinafter defined) in the amount specified in Article 1 as a guaranty for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The letter of credit shall be in the form of a clean, irrevocable, non-documentary and unconditional stand-by letter of credit (the “Letter of Credit”) issued by and drawable upon (x) First Republic Bank or (y) any commercial bank, trust company, national banking association or savings and loan association with offices for banking purposes in the City of New York (the bank referred to in clause (x) or (y), the “Issuing Bank”)

and in the event that the Issuing Bank is not located in the United States, the Letter of Credit shall be confirmed by any commercial bank, trust company, national banking association or savings and loan association with offices for banking purposes in the City of New York (the “Confirming Bank”), which, in each case, has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated “A3” or better by Moody’s Investors Service and “A -” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $500,000,000. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content satisfactory to Landlord. If upon any transfer of the Letter of Credit any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall specify that it is transferable without charge to Landlord. If Landlord pays any such fees or charges, Tenant shall reimburse Landlord therefor upon demand. The Letter of Credit and any confirmation thereof shall provide that it shall be automatically renewed (and confirmed, if required), without amendment or need for any other action, for consecutive periods of one year each thereafter during the Term, as the same may be extended (and in no event shall the Letter of Credit expire prior to the 45th day following the Expiration Date) unless the Issuing Bank or Confirming Bank sends duplicate notices (the “Non-Renewal Notices”) to Landlord by registered or certified mail, return receipt requested (one of which shall be addressed “Attention, Chief Legal Officer” and the other of which shall be addressed “Attention, Chief Financial Officer”), not less than 45 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit or that the Confirming Bank has elected not to continue to confirm the Letter of Credit, as the case may be. The Issuing Bank shall agree with all beneficiaries, drawers, endorsers, transferees and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank (or Confirming Bank, if applicable) at an office location in New York, New York. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. If Tenant exercises its option to extend the Term pursuant to Article 37 of this Lease then, not later than 90 days prior to the commencement of the Renewal Term in question, Tenant shall deliver to Landlord a new Letter of Credit or certificate of renewal or extension evidencing that the expiration date of the Letter of Credit is at least 45 days after the expiration of such Renewal Term.
     Section 35.2 Application of Proceeds of Letter of Credit. If (a) an Event of Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, (b) Tenant fails to make any installment of Rent as and when due or (c) Landlord receives a Non-Renewal Notice, Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, (x) to the extent required for the payment of any Fixed Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord and/or (y) as cash proceeds to guaranty Tenant’s obligations hereunder, unless and until Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Article 35, provided at such time no default or Event of Default by Tenant has occurred and is continuing, in which event Landlord shall have no obligation to accept such substitute Letter of Credit and shall have the right to retain the cash proceeds. If Landlord applies any part of the cash proceeds of the Letter of Credit, Tenant shall promptly thereafter amend the Letter of Credit to increase the amount thereof by the amount so applied or provide Landlord with an additional Letter of Credit in the amount so applied so that Landlord shall have the full amount thereof on hand at all times during the Term. If Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Letter of Credit or the cash proceeds thereof, as the case may be, shall be returned to Tenant within 30 days after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease.
     Section 35.3 Transfer. Upon a sale or other transfer of the Real Property or the Building, Landlord shall transfer the Letter of Credit or the cash proceeds to its transferee. With respect to the Letter of Credit, within 5 days after notice of such transfer, Tenant, at its sole cost, shall (if required by Landlord) arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord. Upon such transfer, Tenant shall look solely to the new landlord for the return of the Letter of Credit or the cash proceeds and thereupon Landlord shall without any further agreement between the parties be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit or the cash proceeds to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit or the cash proceeds and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.
ARTICLE 36
MISCELLANEOUS
     Section 36.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.
     Section 36.2 Transfer of Real Property. Landlord’s obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer or lease of Landlord’s interest (collectively a “Transfer”) by Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Transfer, Landlord (and any such subsequent landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder, and the transferee of Landlord’s interest (or that of such subsequent landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease.
     Section 36.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest from time to time in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any Indemnitees in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Indemnitees shall be personally liable for the performance of Landlord’s obligations under this Lease.

     Section 36.4 Rent. Notwithstanding anything to the contrary contained in this Lease, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code and other Requirements.
     Section 36.5 Entire Agreement. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control. All Article and Section references set forth herein shall, unless the context otherwise requires, be deemed references to the Articles and Sections of this Lease.
     Section 36.6 Governing Law. This Lease shall be governed in all respects by the laws of the State of New York.
     Section 36.7 Unenforceability. If any provision of this Lease, or its application to any Person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
     Section 36.8 Consent to Jurisdiction. (a) Except as expressly provided to the contrary in this Lease, Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of New York or the federal courts for the Southern District of New York; and for that purpose Tenant expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court. Tenant further agrees that judgment against it in any such action or proceeding shall be conclusive and, to the extent permitted by applicable law, may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.
          (b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.
     Section 36.9 Landlord’s Agent. Unless Landlord shall render written notice to Tenant to the contrary, Tishman Speyer Properties, L.P. is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall direct all correspondence and requests to, and shall be entitled to rely upon correspondence received from, Tishman Speyer

Properties, L.P., as agent for the Landlord in accordance with Article 27. Tenant acknowledges that Tishman Speyer Properties, L.P. is acting solely as agent for Landlord in connection with the foregoing; and neither Tishman Speyer Properties, L.P. nor any of its direct or indirect partners, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Real Property.
     Section 36.10 Estoppels. (a) Within seven days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a written statement executed and acknowledged by Tenant, in form satisfactory to Landlord, (i) stating the Commencement Date, and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment then payable, (iii) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Tenant asserts that Landlord is in default, setting forth the specific nature of any such defaults, (iv) stating whether Landlord has failed to complete any work required to be performed by Landlord under this Lease, (v) stating whether there are any sums payable to Tenant by Landlord under this Lease, (vi) stating the amount of the Letter of Credit, if any, under this Lease, (vii) stating whether there are any subleases or assignments affecting the Premises, (viii) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (ix) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 36.10(a) may be relied upon by any purchaser or owner of the Real Property or the Building, or all or any portion of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.
          (b) From time to time, within seven days following a request by Tenant, Landlord shall deliver to Tenant a written statement executed and acknowledged by Landlord, in form reasonably acceptable to Tenant and Landlord, (i) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or, if modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent and all Additional Rent have been paid, together with the amount of monthly Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment then payable, and (iii) stating whether or not, to Landlord’s knowledge, Tenant is in default under this Lease, and, if Landlord asserts that Tenant is in default, setting forth the specific nature of all such defaults. Landlord acknowledges that any statement delivered pursuant to this Section 36.10(b) may be relied upon by any prospective or actual sublessee of the Premises or assignee of this Lease, or permitted transferee of or successor to Tenant.
     Section 36.11 Certain Rules of Interpretation. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

     Section 36.12 Captions. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.
     Section 36.13 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.
     Section 36.14 Directory. The lobby shall contain a computerized directory wherein the Building’s tenants shall be listed with a capacity for up to 50 listings per floor for Tenant and others permitted to occupy the Premises hereunder, provided Tenant shall be entitled to such proportion of such listings as the Agreed Area of Premises is to the rentable square foot area of such floor. From time to time, but not more frequently than once every three (3) months, Landlord shall reprogram the computerized directory to reflect such changes in the listings therein as Tenant shall request.
     Section 36.15 Counterparts. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
     Section 36.16 Memorandum of Lease. This Lease shall not be recorded, provided that at Tenant’s request, Landlord shall execute and deliver to Tenant a statutory short form memorandum of lease prepared by Tenant, provided that Tenant (i) delivers to Landlord the memorandum of lease containing only those minimum requirements as set forth in Section 291-c of the Real Property Law of the State of New York, (ii) simultaneously with such request, delivers to Davis & Gilbert LLP a statutory memorandum of termination of lease, executed, acknowledged and in recordable form, which shall be held in escrow for the benefit of Landlord by Davis & Gilbert LLP until the expiration or earlier termination of the Lease, and (iii) pays all costs associated with the recording of the memorandum of Lease and the escrow by Davis & Gilbert LLP. In addition, at the expiration or earlier termination of the Lease, Tenant shall, at its sole cost and expense, take all actions necessary to remove the memorandum of lease from record or record the memorandum of termination of lease described above.
     Section 36.17 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.
     Section 36.18 Exhibit K. Exhibit K attached hereto is prepared on a composite basis for the convenience of Tenant to reflect generally the addition of the basic terms of this Lease applicable to the leasing of the 22nd Floor Premises and the 17th Floor Premises to the basic terms of this Lease applicable to the remainder of the Premises. Such exhibit is, nonetheless, not an operative part of this Lease. In the event of any inconsistency between the terms of such exhibit and the terms of this Lease, the terms of this Lease shall govern.

ARTICLE 37
RENEWAL OPTIONs
     Section 37.1 Exercise of Options. Tenant shall have the right, to renew the Term for the Premises described below for (i) two successive renewal terms of five years each or (ii) one renewal term of ten years (each a “Renewal Term”) by notice (a “Renewal Notice”) delivered to Landlord not less than 18 months prior to the then Expiration Date, time being of the essence; provided, however, that (a) Tenant shall not be in default under any of the terms, covenants or conditions of this Lease beyond the applicable notice and/or cure periods either on the date the applicable Renewal Notice is given or on the applicable Renewal Term Commencement Date (as hereinafter defined), and (b) the Named Tenant shall not have assigned this Lease (other than pursuant to Section 15.9), and Named Tenant and Related Entities shall be in occupancy of at least 75% of the rentable area of the Premises in the aggregate. Upon the giving of a Renewal Notice (which Renewal Notice shall specify the Renewal Term and the space being renewed or, in the absence thereof, Tenant shall be deemed to have elected to renew the Term in respect of the entire Premises), this Lease in respect of the Premises designated or deemed designated by Tenant shall be renewed for the Renewal Term in question with the same force and effect as if such Renewal Term had originally been included in the Term. Each Renewal Term shall commence on the day after the then Expiration Date (each a “Renewal Term Commencement Date”) and shall terminate on the day preceding the fifth or the tenth anniversary of the Renewal Term Commencement Date, as the case may be, or such earlier date as this Lease shall terminate pursuant to any of the terms of this Lease. If Tenant shall fail to renew the Term for the first Renewal Term of five years, Tenant shall have no right to renew the Term for the second Renewal Term of five years. If Tenant shall fail to renew the Term in respect of any portion of the Premises during the first Renewal Term of five years, Tenant shall have no right to renew the Term in respect of such portion of the Premises as to which Tenant elected not to renew for the second Renewal Term of five years. Tenant is not obligated to renew the Term in respect of the entire Premises (but if Tenant does renew in respect of the entire Premises, Tenant may do so without regard to the contiguity of any portion of the Premises), provided, however, that any portion of the Premises as to which Tenant renews the Term must consist of at least 2 entire floors of the Premises, including an entire “end floor” (that is, the then highest or lowest floor of one or more blocks of contiguous floors of the Premises as constituted at the time question) together with any one or more full floors which are contiguous to such “end floor” and may include, in addition, (1) one or more partial floors which are contiguous with such “end floor”, provided such partial floor consists of the entirety of the partial floor that Tenant then leases hereunder, and/or (2) only after first including contiguous floors as provided above, if any, any non-contiguous floors of the Premises (i.e., if Tenant does not then lease any contiguous floors, Tenant may renew the Lease in respect of non-contiguous floors). The term “Premises” as used in Sections 37.2, 37.3 and 37.4 shall mean the Premises designated or deemed designated by Tenant in the Renewal Notice, subject to the foregoing provisions of this Section 37.1.
     Section 37.2 Terms. All of the terms, covenants and conditions of this Lease shall continue in full force and effect in respect of the Premises during each Renewal Term, except that (a) the Fixed Rent for such Renewal Term shall be in an amount equal to 100% of the Fair Market Value (as hereinafter defined), (b) Tenant shall have no further right to renew the Term after the first Renewal Term of 10 years or the second Renewal Term of 5 years, as the case may be, (c) the Base Tax Year shall be the Tax Year commencing on the July 1st prior to the Renewal Term Commencement Date in question, and (d) the Base Expense Year shall be the Comparison Year commencing on the January 1st prior to the Renewal Term Commencement Date in question. Upon the commencement of the Renewal Term in question, (1) the Renewal Term shall be added to and become part of the Term, (2) any reference in this Lease to the “Term”, the “term of this Lease” or any similar expression shall be deemed to include the Renewal Term in question, and (3) the expiration of the Renewal Term in question shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate any right of renewal of Tenant hereunder.
     Section 37.3 Fair Market Value. “Fair Market Value”, in respect of the Premises, shall mean the fair market annual rental value of the Premises at the commencement of the Renewal Term in question for a term equal to the Renewal Term, based on comparable space in the Building and other first class office buildings in midtown Manhattan, including all of Landlord’s services provided for in this Lease, and with (a) the Premises considered as vacant, and in the “as is” condition existing on the Renewal Term Commencement Date in question, (b) the Base Tax Year being the Tax Year commencing on the July 1st prior to the Renewal Term Commencement Date in question, and (c) the Base Expense Year being the Comparison Year commencing on the January 1st prior to the Renewal Term Commencement Date in question. The calculation of Fair Market Value shall also be adjusted to take into account all relevant factors. At least 12 months prior to the commencement of each Renewal Term, Landlord shall deliver to Tenant Landlord’s determination of Fair Market Value.
     Section 37.4 Arbitration. If Tenant shall dispute Landlord’s determination of Fair Market Value, Tenant shall give notice to Landlord of such dispute within 10 days after the delivery of Landlord’s determination to Tenant, and such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. If no notice of dispute is given by Tenant within such 10-day period (time being of the essence), then Landlord’s determination shall be binding on Tenant. The arbitrator shall be impartial and shall have not less than 10 years’ experience in the County of New York related to the leasing of commercial office space in office buildings comparable to the Building, and the fees of the arbitrator shall be shared by Landlord and Tenant. Within 15 days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of Fair Market Value, together with such information on comparable rentals and such other evidence as such party shall deem relevant. The arbitrator shall, within 30 days following such hearing and submission of evidence, render his or her decision by selecting the determination of Fair Market Value submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Fair Market Value. The arbitrator shall have no power or authority to select any Fair Market Value other than a Fair Market Value submitted by Landlord or Tenant or to modify any of the provisions of this Lease, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant. Prior to the determination of the arbitrator, Tenant shall pay Fixed Rent based on Landlord’s determination of Fair Market Value submitted to Tenant pursuant to Section 37.3, and following the arbitrator’s final determination, the amount of any overpayment or underpayment shall be appropriately adjusted between the parties.
     Section 37.5 Agreement of Terms. Landlord and Tenant, at either party’s request, shall promptly execute and exchange an appropriate agreement evidencing the extension of the

Term for the Renewal Term, and the terms thereof in a form reasonably satisfactory to both parties, but no such agreement shall be necessary in order to make the provisions hereof effective.
ARTICLE 38
RIGHT OF FIRST OFFER
     Section 38.1 Exercise of Right. If at any time prior to the last 18 months of the Term (as the same may be extended) any of the rentable area of the Building located on the 16th through the 25th floors of the Building other than the 17th Floor Premises (such space being hereinafter referred to as the “Expansion Space”) is, or Landlord reasonably believes the same is to become, Available (as hereinafter defined), Landlord shall deliver notice thereof to Tenant (an “Expansion Notice”) setting forth a description of the Expansion Space in question, the rentable square feet of such Expansion Space, Landlord’s determination of the Expansion Space Fair Market Value (as hereinafter defined) and the date Landlord reasonably anticipates that such Expansion Space will become Available (an “Anticipated Expansion Space Commencement Date”). Subject to Section 38.7, Landlord may not give Tenant an Expansion Notice in respect of any Expansion Space earlier than 13 months (18 months, if the Expansion Space consists of more than one entire floor, and at any time, if Landlord has received a bona fide offer from a third party for the Expansion Space in question), and no later than 3 months, before the Anticipated Expansion Space Commencement Date in respect of the Expansion Space in question. Provided that all of the conditions precedent set forth in this Article 38 are fully satisfied by Tenant, Tenant shall have the option (each an “Expansion Option”), exercisable by Tenant delivering irrevocable notice to Landlord (each an “Acceptance Notice”) within 20 days of the giving by Landlord of the Expansion Notice in question, time being of the essence, to lease the portion of the Expansion Space described in the Expansion Notice and permitted as provided below upon the terms and conditions set forth in this Article 38. If an Expansion Notice describes only a portion of any floor, Tenant shall only have the right to exercise the related Expansion Option in respect of the entirety of such portion of such space. If an Expansion Option consists of more than one full floor of the Building (e.g., the Expansion Notice describes one full floor plus a portion of another floor or describes two or more full floors), Tenant shall have the right to exercise the Expansion Option and lease either all of the Expansion Space described in the Expansion Notice or one or more full floors of the Expansion Space described in the Expansion Notice, which full floor(s) must (x) include an “end” floor in a block of space described in the Expansion Notice only if the floors described in the Expansion Notice are contiguous and, if Tenant shall lease more than one full floor, full floors contiguous to each other and (y) must not be an “end” floor of a contiguous block of space if the floors described in the Expansion Notice include both contiguous floors and one or more non-contiguous floors (i.e., if there are three floors, two of which are contiguous and one of which is not, Tenant must select the non-contiguous floor or the two contiguous floors but not one of the two contiguous floors). In addition, if the floors described in the Expansion Notice are not contiguous, Tenant may select any one or more of such floors. If Tenant shall lease all of the Expansion Space described in an Expansion Notice, no contiguity restrictions shall apply. If Tenant shall fail to designate the space that Tenant desires to lease in the related Acceptance Notice, Tenant shall be deemed to have elected to lease all of the space described in the related Expansion Notice. If Tenant fails to timely give the Acceptance Notice with respect to the Expansion Space in question, Tenant shall be deemed to have rejected Landlord’s offer to lease such Expansion

Space and Landlord shall have no further obligation, and Tenant shall have no further rights, with respect to such Expansion Space during the Term unless and until Landlord leases such space to a third party and such space thereafter becomes Available again. Notwithstanding any of the foregoing to the contrary, if Tenant shall exercise an Expansion Option after the date that is 24 months prior to the expiration of the Term, the applicable Acceptance Notice shall also constitute the Renewal Notice pursuant to Article 37 and contain all the information required by, and be subject to the terms of, such Article.
     Section 38.2 Definitions. (a) “Available” shall mean that at the time in question (i) no Person leases or occupies the Expansion Space in question, whether pursuant to a lease or other agreement, and (ii) no Person holds any option or right to lease or occupy such Expansion Space, or to renew its lease or right of occupancy thereof. So long as a tenant or other occupant leases or occupies a portion of the Expansion Space in question, Landlord shall be free to extend any such tenancy or occupancy, whether or not pursuant to a lease or other agreement, and such space shall not be deemed to be Available. From and after the date hereof, Landlord shall not grant any rights to any tenant or other occupant of the Building with respect to any Expansion Space unless such rights are subordinate to the rights granted Tenant hereunder, except to tenants and other occupants leasing or occupying the applicable Expansion Space as of the date hereof or to new tenants or occupants of a portion of the Expansion Space after Landlord shall have duly offered such portion of the Expansion Space to Tenant pursuant to this Article 38. Subject to Section 38.5, in no event shall Landlord be liable to Tenant for any failure by any then existing tenant or occupant of any Expansion Space to vacate such Expansion Space.
          (b) “Expansion Space Fair Market Value,” with respect to any Expansion Space, shall mean the fair market annual rental value of such Expansion Space at the commencement of the leasing of such Expansion Space for a term commencing on the applicable Expansion Space Commencement Date (as hereinafter defined) and ending on the Expiration Date, as determined by Landlord based on comparable space in the Building and other first class office buildings of comparable quality in midtown Manhattan., including all of Landlord’s services provided for in the Lease and with (i) such Expansion Space considered as vacant and in the “as is” condition which same shall be in on the applicable Expansion Space Commencement Date, (ii) the Base Tax Year being the Tax Year commencing on the July 1st immediately preceding such Expansion Space Commencement Date and (iii) the Base Expense Year being the Comparison Year commencing on the January 1st immediately preceding such Expansion Space Commencement Date. The calculation of Expansion Space Fair Market Value shall also be adjusted to take into account any other relevant factors.
     Section 38.3 Conditions to Exercise. Tenant shall have no right to exercise an Expansion Option unless all of the following conditions have been satisfied on the date the applicable Acceptance Notice is delivered to Landlord and on the applicable Expansion Space Commencement Date:
          (a) No Event of Default shall have occurred and be continuing; and
          (b) Tenant and Related Entities shall be in occupancy of at least 75% of the rentable area of the Premises in the aggregate.
     Section 38.4 Incorporation of Expansion Space. Effective as of the date on which Landlord delivers vacant possession of any Expansion Space to Tenant (as to the Expansion Space in question, the “Expansion Space Commencement Date”):

          (a) Fixed Rent for such Expansion Space shall be the Expansion Space Fair Market Value as determined in accordance with this Article 38;
          (b) Tenant shall pay Tenant’s Tax Payment and Tenant’s Operating Payment with respect to such Expansion Space in accordance with the provisions of Article 8, except that (i) the Base Tax Year shall be the Tax Year commencing on the July 1st immediately preceding the applicable Expansion Space Commencement Date, and (ii) the Base Expense Year shall be the Comparison Year commencing on the January 1st immediately preceding the applicable Expansion Space Commencement Date;
          (c) The rentable square footage of such Expansion Space shall be as set forth in the related Expansion Notice (which the parties agree shall be the rentable square footage of such Expansion Space for all purposes of this Lease), and Tenant’s Proportionate Share in respect of Operating Expenses and Taxes shall be increased proportionately;
          (d) Such Expansion Space shall be delivered in its “as is” condition, and Landlord shall not be obligated to perform any work with respect thereto or make any contribution to Tenant to prepare such Expansion Space for Tenant’s occupancy;
          (e) The Letter of Credit shall be increased by an amount equal to (i) the then existing amount of the Letter of Credit then required pursuant to Article 35, divided by the number of rentable square feet then contained in the Premises, multiplied by (ii) the number of rentable square feet in the Expansion Space in question;
          (f) Such Expansion Space shall be added to and be deemed to be a part of the Premises for all purposes of this Lease (except as otherwise provided in this Section 38); and
          (g) If Tenant shall not lease the entirety of a floor of the Building, then upon the exercise of an Expansion Option and if Tenant shall thereafter lease the remainder of such floor hereunder, the Premises shall, from and after Tenant’s leasing of the remainder of such floor, include the common corridors and lavatories on such floor.
     Section 38.5 Possession. Except as provided below in no event shall Landlord be obligated to incur any fee, cost, expense or obligation, nor to prosecute any legal action or proceeding, in connection with the delivery of any Expansion Space to Tenant nor shall Tenant’s obligations under this Lease with respect to the Premises or such Expansion Space be affected thereby. Landlord shall not be subject to any liability and this Lease shall not be impaired if Landlord shall be unable to deliver possession of such Expansion Space to Tenant on any particular date. Tenant hereby waives any right to rescind this Lease or the applicable Acceptance Notice under the provisions of Section 223-a of the Real Property Law of the State of New York, and agrees that the provisions of this Section 38.5 are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a. Landlord agrees that it shall not waive any rights it may have against any Person holding over in any Expansion Space, without any obligation to enforce any such rights except as provided below. Notwithstanding any provision of this Section 38.5 to the contrary, if the current tenant of any Expansion Space (other than Colgate Palmolive Company) or any party claiming through such tenant holds over in such space beyond 120 days after the expiration date of such tenant’s lease of such space, Landlord agrees to commence and diligently prosecute against such tenant a holdover proceeding to obtain possession of such space. Upon Tenant’s request from time to time, Landlord shall advise Tenant of any changes in the Anticipated Expansion Space

Commencement Date. If Landlord fails to deliver vacant possession of any Expansion Space in accordance with the terms of this Lease prior to 365 days after the expected delivery date set forth in the applicable Expansion Notice (an “Expansion Space Outside Delivery Date”), Tenant shall have the right within 30 days after such Expansion Space Outside Delivery Date, as its sole and exclusive remedy therefor, to cancel this Lease in respect of the Expansion Space in question by giving notice of cancellation to Landlord. If Tenant timely delivers the aforesaid cancellation notice, this Lease in respect of the Expansion Space in question shall terminate 30 days after the date of such notice, unless Landlord delivers vacant possession of the Expansion Space in question in the condition required by this Lease within 30 days after Tenant gives such cancellation notice in respect of the Expansion Space in question, in which case Tenant’s cancellation notice shall be void and this Lease in respect of the Expansion Space in question shall continue in full force and effect. Failure by Tenant to exercise such right to cancel this Lease with respect to the Expansion Space in question within such 30-day period shall constitute a waiver of such right; time being of the essence with respect thereto.
     Section 38.6 Arbitration. If Tenant shall dispute Landlord’s determination of the Expansion Space Fair Market Value in respect of any Expansion Space, Tenant shall give notice to Landlord of such dispute within 10 days following the delivery of the related Acceptance Notice, and such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. If no notice of any dispute is given within such 10 day period (time being of the essence), then Landlord’s determination shall be binding upon Tenant. The arbitrator shall be impartial and shall have not less than 10 years’ experience in the County of New York in a calling related to the leasing of commercial office space in office buildings comparable to the Building, and the fees of the arbitrator shall be shared by Landlord and Tenant. Within 15 days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of the Expansion Space Fair Market Value in respect of the Expansion Space in question, together with such information on comparable rentals and such other evidence as such party shall deem relevant. The arbitrator shall, within 30 days following such hearing and submission of evidence, render his or her decision by selecting the determination of the Expansion Space Fair Market Value submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Expansion Space Fair Market Value. The arbitrator shall have no power or authority to select an Expansion Space Fair Market Value other than an Expansion Space Fair Market Value submitted by Landlord or Tenant or to modify any of the terms and provisions of this Lease, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant. Prior to the determination of the arbitrator, Tenant shall pay Fixed Rent in respect of the Expansion Space in question based on Landlord’s determination of the Expansion Space Fair Market Value in respect of such Expansion Space, and following the arbitrator’s final determination, the amount of any overpayment or underpayment shall be adjusted between the parties.
     Section 38.7 Acceleration. In the event that the existing lease for any of the Expansion Space is terminated prior to the expiration date specified therein as a result of the rejection in bankruptcy or a bona fide arm’s length dispossess action upon default by the then tenant thereunder as a result of the termination of any such lease by mutual agreement or by reason of the tenant’s financial condition or default, provided that such termination is made by Landlord acting in good faith, and Landlord has obtained or expects to obtain vacant possession of such space, then in any such case, Landlord may elect to accelerate the Expansion Space Commencement Date with respect to such Expansion Space (or any portion thereof) by giving immediate notice of such acceleration to Tenant (without any obligation to comply with the notice provisions contained in Section 38.1), specifying the date upon which Landlord anticipates that Landlord shall deliver such Expansion Space to Tenant. In the event of such acceleration, Tenant shall have 30 days after delivery by Landlord of the acceleration notice within which to exercise its option to lease such Expansion Space (time being of the essence with respect to the giving of the notice by Tenant). In the event Tenant fails to exercise the option to lease such Expansion Space after such an acceleration, Landlord shall have no further obligation to Tenant, and Tenant shall have no further rights, with respect to such Expansion Space hereunder unless and until Landlord leases such space to a third party and such space thereafter becomes Available again, and Landlord shall be free to lease such Expansion Space to a third party or parties.
     Section 38.8 Condenser Water. If Tenant shall exercise an Expansion Option and shall notify Landlord that Tenant requires additional condenser water with respect to the Expansion Space in question and provide appropriate documentation from its engineer supporting such claim, then Landlord shall determine in good faith if same is available for Tenant’s use, taking into consideration the potential needs of existing and future tenants of the Building and the Building and, to the extent Landlord determines same is so available, Landlord shall furnish to Tenant such additional condenser water at the rate stated herein, as same may be increased, pursuant to the terms of Section 11.7, provided that if the prior tenant of the Expansion Space in question was entitled to condenser water under its lease of such Expansion Space, Landlord shall provide Tenant with at least the amount of condenser water allocable to such Expansion Space on a proportionate basis under such lease.
     Section 38.9 Agreement of Terms. Landlord and Tenant, at either party’s request, shall promptly execute and exchange an appropriate agreement evidencing the leasing of the Expansion Space in question and the terms thereof in a form reasonably satisfactory to both parties, but no such agreement shall be necessary in order to make the provisions hereof effective.
ARTICLE 39
SATELLITE DISH
     Section 39.1 Right to Install Satellite Dish. (a) Tenant has the option (the “Satellite Option”), subject to the availability of roof space as reasonably determined by Landlord, to install and operate for its own use (and not for broadcasting to others for a fee or for resale purposes) a satellite dish, communication antenna, microwave equipment, other telecommunications equipment and related equipment, mountings, wiring and support (collectively, the “Satellite Dish”) on a portion of the roof of the Building in a location determined by Landlord in its sole discretion, provided that (i) the size (which shall not exceed 2 square feet in diameter) and type of such Satellite Dish shall be approved by Landlord, (ii) Tenant shall comply with all applicable Requirements (including the obtaining of all required permits and licenses, and the maintenance thereof and shall provide Landlord or its designee with true and complete copies thereof prior to the installation or use of the Satellite Dish), it being understood that Landlord shall, subject to reimbursement for all reasonable out-of-pocket expenses, reasonably cooperate with Tenant in connection therewith, including, without limitation, by executing and delivering to Tenant such applications, instruments and other documents as

Tenant may reasonably request in connection therewith, (iii) the manner of installation shall be approved by Landlord, which approval shall not be unreasonably withheld, and (iv) the installation of Tenant’s Satellite Dish shall constitute an Alteration and shall be performed in accordance with the provisions of Article 5. If Tenant shall exercise the Satellite Option, Landlord will make available to Tenant, in accordance with Article 5, access to the roof for the construction, installation, maintenance, repair, operation, replacement, substitution and use of Tenant’s Satellite Dish, as well as space in the Building to run electrical and telecommunications conduits or cables from such Satellite Dish to a point of entry in the Premises. All of the provisions of this Lease shall apply to the construction, installation, maintenance, repair, operation, replacement, substitution and use of the Satellite Dish, including provisions relating to compliance with Requirements, insurance, indemnity, repairs and maintenance as if the Satellite Dish were part of the Premises. Tenant’s Satellite Dish shall be treated for all purposes of this Lease as if it were a Specialty Alteration. Tenant shall pay all costs of electricity in connection with the use of the Satellite Dish.
          (b) Tenant’s Satellite Dish may not cause interference or damage to other tenants in or occupants of the Building or any Building Systems.
          (c) Landlord shall charge Tenant an annual fee for the use of the area where the Satellite Dish is placed equal to the established fee from time to time in effect for the Building, which fee is currently $750 per linear square foot of the diameter of the area where the Satellite Dish is placed. Tenant shall pay such annual fee in equal monthly installments, at the time and in the manner Fixed Rent is payable hereunder.
     Section 39.2 Relocation. At any time following Tenant’s installation of the Satellite Dish, Landlord may, upon reasonable prior notice to Tenant, direct Tenant to relocate such Satellite Dish to a location designated by Landlord on the roof of the Building and providing substantially comparable reception and transmission as was afforded by the prior location, and Tenant shall relocate its Satellite Dish as soon as reasonably practicable thereafter (and, in any event, within 30 days after receipt of Landlord’s notice). The cost of relocating the Satellite Dish shall be borne by Tenant if such relocation shall be necessary due to any interference with other installations existing on the date the Satellite Dish was installed, any Requirement or any act or omission of Tenant (other than mere use), including Tenant’s failure to comply with Section 39.1(b). If the relocation shall be required for any other reason, the cost of the relocation shall be borne by Landlord.
     Section 39.3 Compliance with Requirements; Damage; Maintenance Taxes; etc. (a) Landlord shall not be responsible for complying with any Requirements (including the obtaining of any required permits or licenses, or the maintenance thereof) relating to the Satellite Dish, nor shall Landlord be responsible for any damage that may be caused to Tenant or the Satellite Dish by any other tenant or occupant of the Building. Landlord makes no representation that Tenant’s Satellite Dish will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor, it being understood that Landlord shall reasonably cooperate with Tenant to relocate, at Tenant’s sole expense, the Satellite Dish to an alternate location, to the extent available at the Building, where the Satellite Dish will be able to receive or transmit such communication signals without interference or disturbance. Tenant’s use and operation of the Satellite Dish shall also comply with all Requirements.

          (b) Tenant, at Tenant’s sole cost and expense, shall paint and maintain the Satellite Dish in white or such other color as Landlord shall determine (provided such color or painting of the Satellite Dish does not adversely affect the operation of the Satellite Dish) and shall install such lightning rods or air terminals on or about the Satellite Dish as Landlord may reasonably require.
          (c) Tenant shall (i) be solely responsible for any damage caused as a result of the use, installation or maintenance of the Satellite Dish, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Requirements relating to the construction, installation, maintenance, repair, operation or use of the Satellite Dish, (iii) at its sole cost and expense, promptly comply with all precautions and safeguards required by Landlord’s insurance company and all Governmental Authorities in connection with the ownership, use, installation or maintenance and operation of the Satellite Dish, and (iv) at its sole cost and expense, maintain the Satellite Dish in a safe and orderly condition, so as not to interfere with other tenants or occupants in the Building or the operation by others of equipment on the roof of the Building.
     Section 39.4 No Leasehold Interest. Tenant acknowledges and agrees that the privileges granted Tenant under this Article 39, if exercised, shall not be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof in connection with the Satellite Dish.
ARTICLE 40
ARBITRATION
     In any arbitration which, pursuant to the express provisions of this Lease, is governed by this Article 40, either party may submit the dispute for resolution by arbitration in the City of New York in accordance with the Arbitration Rules for the Real Estate Industry of the American Arbitration Association (“AAA”), except that the terms of this Article 40 shall supersede any conflicting or otherwise inconsistent rules. Provided the rules and regulations of the AAA so permit, (i) the AAA shall, within 2 Business Days after such submission or application, select a single arbitrator having at least ten (10) years’ experience in leasing and management of commercial properties similar to the Building, (ii) the arbitration shall commence 2 Business Days thereafter and shall be limited to a total of seven hours on the date of commencement until completion, with each party having no more than a total of two hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party, and (iii) the arbitrator shall make a determination within 3 Business Days after the conclusion of the presentation of Landlord’s and Tenant’s cases, which determination shall be limited to a decision upon whether Landlord acted reasonably in withholding its consent or approval (and the arbitrator shall not be permitted to modify any of the terms of this Lease). The arbitrator’s determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than 10 Business Days after the rendering of such decision. The arbitrator’s determination may be entered in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party. The arbitrator shall not be entitled to award monetary damages.

ARTICLE 41
22nd floor premises
     Section 41.1 (a) Commencing on September 1, 2010 (the “22nd Floor Premises Commencement Date”) and ending on the Expiration Date, Landlord shall lease to Tenant, and Tenant shall hire from Landlord, the entire 22nd floor of the Building (the “22nd Floor Premises”), and the 22nd Floor Premises shall be added to the Premises, upon and subject to the terms of this Article 41. Tenant hereby acknowledges that it occupies the 22nd Floor Premises pursuant to the Sublease dated as of May 3, 2005 between Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer”), as sublandlord, and Tenant, as subtenant, as amended by Consent to Sublease and Second Amendment to Lease dated as of May 3, 2005 (the “22nd Floor Sublease”). Landlord shall be deemed to have tendered possession of the 22nd Floor Premises to Tenant, and Tenant shall be deemed to have accepted possession of the 22nd Floor Premises, on the 22nd Floor Premises Commencement Date. As the 22nd Floor Sublease is scheduled to expire at 11:59 P.M. on August 30, 2010, Landlord hereby consents to Tenant’s continued occupancy of the 22nd Floor Premises pursuant to the 22nd Floor Sublease for the period commencing at 12:00 Midnight on August 31, 2010 and ending at 11:59 P.M. on August 31, 2010, immediately following which the Term hereof in respect of the 22nd Floor Premises shall commence as herein provided. Tenant shall have no obligation to pay Landlord Rent for its use and occupancy of the 22nd Floor Premises on August 31, 2010, provided that Tenant understands and agrees that (x) Wilmer shall not be released from its lease obligations with respect to such date, and (y) Landlord makes no representation or warranty whatsoever that Wilmer will not charge Tenant rent with respect to such date pursuant to the 22nd Floor Sublease.
          (b) The Agreed Area of Premises in respect of the 22nd Floor Premises shall be deemed to be 19,806 rentable square feet.
          (c) The Fixed Rent payable in respect of the 22nd Floor Premises shall be at the rate of (i) $1,485,450.00 per annum ($123,787.50 per month) for the First Rental Period, and (ii) $1,584,480.00 per annum ($132,040.00 per month) for the Second Rental Period, payable in the same manner and times as Fixed Rent for the remainder of the Premises.
          (d) Following the 22nd Floor Premises Commencement Date, Tenant shall make additional payments on account of Real Estate Taxes and Operating Expenses with respect to the 22nd Floor Premises in accordance with Article 8, except that Tenant’s Proportionate Share in respect of the 22nd Floor Premises shall be 2.658 percent in respect of Operating Expenses and 2.566 percent in respect of Taxes.
          (e) Landlord shall not be obligated to perform any work with respect to the 22nd Floor Premises or make any contribution to Tenant to prepare such 22nd Floor Premises for Tenant’s continued occupancy, except that Landlord shall provide Tenant with a tenant allowance in respect of the 22nd Floor Premises equal to $297,090 (the “22nd Floor Premises Contribution”), which tenant allowance shall be disbursed by Landlord to Tenant pursuant to the terms of Section 4.2 and may be used in any portion of the Premises, except that (i) each reference therein to Premises shall be deemed to mean the 22nd Floor Premises or any other portion of the Premises (including, without limitation, the 17th Floor Premises), (ii) each reference therein to the Initial Installations shall be deemed to mean the work to be performed by Tenant in connection with Tenant’s occupancy of the 22nd Floor Premises or any other portion of the Premises (including, without limitation, the 17th Floor Premises) and (iii) each reference therein to Landlord’s Contribution shall be deemed to mean the 22nd Floor Premises Contribution..
          (f) Following the 22nd Floor Premises Commencement Date, the 22nd Floor Premises shall be added to and be deemed to be a part of the Premises for all purposes of this Lease (except as otherwise provided in this Article 41).
          (g) Notwithstanding the foregoing, provided that Tenant shall not then be in default beyond the expiration of any applicable notice and cure periods set forth in this Lease of any of the terms, conditions or covenants contained in this Lease, Tenant’s obligation to pay Fixed Rent in respect of the 22nd Floor Premises shall be abated for the period commencing on the 22nd Floor Premises Commencement Date and ending on the two month anniversary of the 22nd Floor Premises Commencement Date, both dates inclusive.
          (h) Landlord shall provide HVAC to the 22nd Floor Premises in accordance with Section 11.3 hereof, except that Landlord shall provide up to 400 hours of HVAC to the 22nd Floor Premises during Overtime Periods each calendar year without additional charge therefor. Landlord shall charge Tenant $200 per hour for any HVAC that Landlord provides the 22nd Floor Premises during Overtime Periods in excess of the 400 hours referred to above.
ARTICLE 42
17th floor premises
     Section 42.1 (a) Commencing on the date that Landlord Substantially Completes the work described on Exhibit C annexed hereto (the “17th Floor Premises Work”) and delivers vacant possession of the 17th Floor Premises (as defined below) to Tenant (the “17th Floor Premises Commencement Date”) and ending on the Expiration Date, Landlord shall lease to Tenant, and Tenant shall hire from Landlord, the entire 17th floor of the Building (the “17th Floor Premises”), and the 17th Floor Premises shall be added to the Premises, upon and subject to the terms of this Article 42. Landlord shall not be liable for failure to deliver possession of the 17th Floor Premises to Tenant on any specified date, and such failure shall not impair the validity of this Lease. Landlord shall be deemed to have delivered possession of the 17th Floor Premises to Tenant upon the giving of notice by Landlord to Tenant stating that the 17th Floor Premises are vacant, available for Tenant’s occupancy and in the condition required by this Article and such notice is factually correct. Landlord shall provide Tenant with at least 10 days’ (30 days’ in the event that the current lease of the 17th Floor Premises terminates prior to June 30, 2010) prior notice of the date Landlord reasonably anticipates will be the 17th Floor Premises Commencement Date. There shall be no postponement of the 17th Floor Premises Commencement Date for any delay in the delivery of possession of the 17th Floor Premises to Tenant to the extent such delay results from any Tenant Delay. The provisions of this paragraph are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Requirement. Notwithstanding any provision of this Section 42.1 to the contrary, if the current tenant of the 17th Floor Premises or any party claiming through such tenant holds over in such space beyond

30 days after the expiration date of the current tenant’s lease of such space, Landlord agrees to commence and diligently prosecute against such tenant a holdover proceeding to obtain possession of such space. If Landlord fails to deliver vacant possession of the 17th Floor Premises in accordance with the terms of this Lease prior to August 1, 2011 (the “17th Floor Premises Outside Delivery Date”), Tenant shall have the right within 30 days after the 17th Floor Premises Outside Delivery Date, as its sole and exclusive remedy therefor, to cancel this Lease in respect of the 17th Floor Premises by giving notice of cancellation to Landlord. If Tenant timely delivers the aforesaid cancellation notice, this Lease in respect of the 17th Floor Premises shall terminate 30 days after the date of such notice, unless Landlord delivers vacant possession of the 17th Floor Premises in the condition required by this Lease within 30 days after Tenant gives such cancellation notice in respect of the 17th Floor Premises, in which case Tenant’s cancellation notice shall be void and this Lease in respect of the 17th Floor Premises shall continue in full force and effect. Failure by Tenant to exercise such right to cancel this Lease with respect to the 17th Floor Premises within such 30-day period shall constitute a waiver of such right; time being of the essence with respect thereto. Landlord represents and warrants to Tenant that the current lease of the 17th Floor Premises expires by its terms on June 30, 2010 and there are no renewal options or other occupancy rights in favor of any third party applicable to such space following such expiration date. Landlord estimates that, if the current tenant leasing the 17th Floor Premises timely vacates the 17th Floor Premises, Landlord shall Substantially Complete the 17th Floor Premises Work and deliver possession of the 17th Floor Premises on or about August 1, 2010 (without liability to Tenant in the event that Landlord fails to do so). Upon Tenant’s request from time to time, Landlord shall advise Tenant of Landlord’s progress in performing the 17th Floor Premises Work. In the event that Landlord obtains possession of the 17th Floor Premises prior to the scheduled expiration date of the current lease, Landlord shall notify Tenant thereof and provide Tenant with Landlord’s best estimate of the 17th Floor Premises Commencement Date.
          (b) Tenant has inspected the 17th Floor Premises and agrees (A) subject to completion of the 17th Floor Premises Work and Landlord’s Asbestos Work, to accept possession of the 17th Floor Premises vacant but otherwise in the “as is” condition existing on the 17th Floor Premises Commencement Date, (B) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the 17th Floor Premises or the Building except as expressly set forth herein, and (C) except for Landlord’s 17th Floor Premises Contribution, Landlord’s Asbestos Work and the 17th Floor Premises Work, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the 17th Floor Premises to prepare the 17th Floor Premises for Tenant’s initial occupancy. Tenant’s occupancy of any part of the 17th Floor Premises shall be conclusive evidence, as against Tenant, that (1) Landlord has Substantially Completed 17th Floor Premises Work, (2) Tenant has accepted possession of the 17th Floor Premises in their then current condition, and (3) the 17th Floor Premises are in a good and satisfactory condition as required by this Lease.
          (c) The Agreed Area of Premises in respect of the 17th Floor Premises shall be deemed to be 32,364 rentable square feet.
          (d) The Fixed Rent payable in respect of the 17th Floor Premises shall be at the rate of (i) $2,427,300.00 per annum ($202,275.00 per month) for the period commencing on the 17th Floor Premises Commencement Date and ending on the last day of the First Rental Period, and (ii) $2,589,120.00 per annum ($215,760.00 per month) for the Second Rental Period, payable in the same manner and times as Fixed Rent for the remainder of the Premises.

          (e) Following the 17th Floor Premises Commencement Date, Tenant shall make additional payments on account of Real Estate Taxes and Operating Expenses with respect to the 17th Floor Premises in accordance with Article 8, except that Tenant’s Proportionate Share in respect of the 17th Floor Premises shall be 4.343 percent in respect of Operating Expenses and 4.194 percent in respect of Taxes.
          (f) Landlord shall not be obligated to perform any work with respect to the 17th Floor Premises or make any contribution to Tenant to prepare such 17th Floor Premises for Tenant’s initial occupancy, except for the 17th Floor Premises Work and except that Landlord shall provide Tenant with a tenant allowance in respect of the 17th Floor Premises equal to $2,103,660 (“17th Floor Premises Contribution”), which tenant allowance shall be disbursed by Landlord to Tenant pursuant to the terms of Section 4.2 and may be used in any portion of the Premises except that (i) each reference therein to Premises shall be deemed to mean the 17th Floor Premises and any other portion of the Premises, (ii) each reference therein to the Initial Installations shall be deemed to mean the work to be performed by Tenant in connection with Tenant’s occupancy of the 17th Floor Premises or any other portion of the Premises, and (iii) each reference therein to Landlord’s Contribution shall be deemed to mean the 17th Floor Premises Contribution.
          (g) Following the 17th Floor Premises Commencement Date, Tenant shall be entitled to receive up to an additional 60 tons of condenser water in connection with Tenant’s independent supplemental air-conditioning units serving the 17th Floor Premises. In addition, Landlord shall not charge Tenant any tap-in fee in connection with such additional tons of condenser water.
          (h) On 17th Floor Premises Commencement Date, the 17th Floor Premises shall be added to, and be deemed to be a part of, the Premises for all purposes of this Lease (except as otherwise provided in this Article 42).
          (i) Notwithstanding the foregoing, provided that Tenant shall not then be in default beyond the expiration of any applicable notice and cure periods set forth in this Lease of any of the monetary terms, conditions or covenants contained in this Lease, Tenant’s obligation to pay Fixed Rent in respect of the 17th Floor Premises shall be abated for the period commencing on the 17th Floor Premises Commencement Date and ending on the ten month anniversary of the 17th Floor Premises Commencement Date, both dates inclusive, and immediately thereafter in the amount of $1,356,850 for the period commencing on the ten month anniversary of the 17th Floor Commencement Date and continuing thereafter until such amount is fully credited against the Fixed Rent payable in respect of the 17th Floor Premises.
          (j) Upon request by either party made on or following the 17th Floor Premises Commencement Date, the parties will execute, acknowledge and deliver to each other an amendment to this Lease setting forth such 17th Floor Premises Commencement Date, and reflecting the incorporation of such 17th Floor Premises into the Premises and the modifications to this Lease resulting therefrom, as provided in this Article 42. The failure of either party to execute and deliver such amendment shall not affect the rights of the parties under this Lease.
          (k) Prior to the 17th Floor Premises Commencement Date, Landlord shall use reasonable efforts to provide Tenant access to the 17th Floor Premises for the purpose of making field measurements and surveys, subject to the rights of the existing tenant currently occupying the 17th Floor Premises.

          (l) Landlord shall redistribute or furnish electricity to or for the use of Tenant in the 17th Floor Premises for the operation of Tenant’s electrical systems and equipment in the 17th Floor Premises in accordance with Article 16 of this Lease, except that Landlord shall, subject to the last sentence of this Section 42.1(l), redistribute or furnish electricity to or for the use of Tenant in the 17th Floor Premises for the operation of Tenant’s electrical systems and equipment in the 17th Floor Premises, at a level sufficient to accommodate a demand load of eight watts (rather than six watts) of electricity per useable square foot of office space in the 17th Floor Premises (exclusive of electricity required to operate any Building System), provided that Tenant may only use up two watts of such eight watts of electricity to operate its supplemental air-conditioning system serving the 17th Floor Premises and for no other purpose. Tenant shall pay for such electric current in the manner set forth in Article 16. Landlord shall install a meter or meters, at Landlord’s expense, to measure Tenant’s consumption of electricity in the 17th Floor Premises, which meter(s) shall be maintained by Landlord, at Tenant’s expense. Tenant shall prior to the 17th Floor Premises Commencement Date provide Landlord with a load letter reasonably satisfactory to Landlord from an electrical engineer reasonably satisfactory to Landlord demonstrating its need for such additional 2 watts of electricity per usable square foot as provided above.
          (m) Notwithstanding anything to the contrary contained herein, if in connection with the performance of any Initial Installations in any portion of the 17th Floor Premises after the 17th Floor Commencement Date, Requirements mandate that asbestos or asbestos containing material located in such portion of the 17th Floor Premises as of the 17th Floor Premises Commencement Date be abated, removed, or encapsulated, Landlord shall perform such work to comply with Requirements (“Landlord’s Asbestos Work”), provided (i) such work does not require abatement, encapsulation, or removal of any asbestos-containing materials located in the Building’s core or perimeter, behind perimeter heating units or in shafts, perimeter columns, wet stacks or in the mechanical and fan rooms not demised to Tenant, and (ii) such Initial Installations are being performed by Tenant in accordance with approved plans. Tenant shall use commercially reasonable efforts to minimize the extent of such abatement (e.g., if Tenant has a choice of penetrating into one of two wet columns and one does not contain asbestos, and choosing one over the other does not materially adversely affect Tenant, then Tenant should penetrate the column without asbestos). In the event Landlord is required to perform Landlord’s Asbestos Work as aforesaid, Landlord shall perform the same at a time to be mutually agreed upon by Landlord and Tenant. Tenant will afford Landlord and its employees, contractors and agents access to the area of the 17th Floor Premises requiring abatement at all reasonable times for the performance of Landlord’s Asbestos Work and for the storage of materials reasonably required in connection therewith, and Tenant will avoid any interference by any Tenant Party with the performance of such work. Upon Landlord’s request, all Tenant Parties shall vacate the 17th Floor Premises to the extent necessary during the performance of Landlord’s Asbestos Work (and Landlord shall not be obligated to perform Landlord’s Asbestos Work if any Tenant Party fails to do so) and Tenant shall, at Tenant’s sole cost and expense, remove or relocate Tenant’s Property in the 17th Floor Premises to the extent necessary during the performance of Landlord’s Asbestos Work so as not to interfere with the performance of Landlord’s Asbestos Work and to protect same against damage or loss during the performance of Landlord’s Asbestos Work (and Landlord shall not be obligated to perform Landlord’s Asbestos Work until the Tenant Parties do so). There shall be no Rent abatement or allowance to Tenant or a diminution of rental value, no delay of the 17th Floor Premises Commencement Date, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of

Landlord, by reason of inconvenience, delay, annoyance or injury to business or to Tenant’s installations or Tenant’s Property in the 17th Floor Premises arising from the performance of Landlord’s Asbestos Work or the storage of any materials in connection therewith.
ARTICLE 43
HVAC EQUIPMENT
     Section 43.1 HVAC Equipment. Subject to the provisions of any reasonable Rules and Regulations of the Building now or hereafter in effect, Tenant (and any subtenants permitted hereunder) shall have a license, without any separate license fee, to use a portion of the setback of the Building identified on Exhibit H to this Lease (the “HVAC Space”) for the installation of up to two air cooled condenser units, and related equipment (including, without limitation, electrical equipment installed subject to the terms of this Lease) used for the purpose of furnishing heating, cooling and ventilation to the 17th Floor Premises (the “HVAC Equipment”). The HVAC Equipment may not be connected to, or interfere in any way with the proper functioning of any Building System. Tenant shall install the HVAC Equipment at its sole cost and expense and in accordance with plans and specifications prepared by Tenant and approved in advance of installation by Landlord and, if Landlord so elects, by a structural engineer retained by Landlord at Tenant’s sole but reasonable cost and expense. Any penetration of the setback membrane or structure shall be performed by Landlord, or by a contractor under the supervision of Landlord, at Tenant’s sole but reasonable cost and expense. Tenant shall, together with the submission of any plans and specifications required to be submitted for Landlord’s approval pursuant to Article 5 of this Lease, submit to Landlord “cut sheets” detailing the placement and manner of installation of the HVAC Equipment for approval by Landlord. Without in any way limiting Landlord’s right to withhold its approval of Tenant’s installation plans and specifications, Landlord reserves the absolute right to withhold its approval of Tenant’s installation plans and specifications if Landlord or Landlord’s structural engineer reasonably determines that installation in accordance with such plans and specifications would be likely to harm or compromise, or threaten to harm or compromise the soundness and integrity of the structural components of the Building. In such event however, Landlord shall cooperate with Tenant to determine an alternative method of installation of the HVAC Equipment which will be reasonably satisfactory to Landlord’s structural engineer. The HVAC Equipment shall be installed by a qualified contractor approved in advance by Landlord and subject to the ongoing review of Landlord’s structural engineer. Such installation shall be performed in a good and workmanlike manner, in compliance with all Requirements, and in accordance with all terms and conditions of Articles 5 and 12 of this Lease. Prior to any installation of the HVAC Equipment, Tenant shall, at Tenant’s expense furnish to Landlord the insurance required by Section 5.1(b). Tenant shall cause any installation of the HVAC Equipment to be performed at such times as will not interfere with the use of the Building by other tenants and occupants (including Landlord) of the Building, it being understood that such work may be performed on Saturdays, and Tenant shall not commence the installation of the HVAC Equipment unless and until Landlord approves in writing a schedule detailing the time and manner of such installation, which approval shall not be unreasonably withheld or delayed.
     Section 43.2 Noise; Screening. Tenant’s HVAC Equipment shall be designed, installed and mounted in a manner which will not permit the transmission of sounds to areas within the Building in excess of a “NC” noise criterion environment which is equal to 45 decibels in any area of the Building contiguous to, above or below the HVAC equipment. Tenant shall screen the HVAC Equipment in a manner reasonably satisfactory to Landlord.
     Section 43.3 The HVAC Equipment. The HVAC Equipment shall be deemed to be a Specialty Alteration. Upon the Expiration Date, or upon any earlier termination of this Lease, the HVAC Equipment (i) shall be removed by Tenant unless Landlord notifies Tenant otherwise and (ii) Tenant shall, upon such removal, restore the portion of the Building’s setback where the HVAC Equipment was located to the condition the same was in prior to the installation of the HVAC Equipment, in each case, at Tenant’s sole cost and expense, in accordance with the provisions of Section 5.3 of this Lease.
     Section 43.4 Maintenance. Tenant shall service, repair, paint and maintain the HVAC Equipment and keep the same in good working order, condition, and repair, to Landlord’s reasonable satisfaction.
     Section 43.5 Signs. No signs, whether temporary or permanent, shall be affixed, installed or attached to the HVAC Equipment or the HVAC Space other than those required by Requirements. All signs required, if any, and the location thereof, shall be first approved by Landlord.
     Section 43.6 Compliance. In the performance of any installation, alteration, repair, maintenance, removal and/or any other work with respect to the HVAC Space or the HVAC Equipment, Tenant shall comply with all of the applicable provisions of this Lease, including, but not limited to, those set forth in Articles 5, 6, 7, 8, 9, 12, 17 and 32, and the obligations of Tenant under this Lease shall be applicable to the HVAC Space as if the HVAC Space were part of the Premises. Tenant shall procure any permits, certificates, licenses or approvals required for the operation and use of the HVAC Equipment and shall provide them to Landlord, upon reasonable request therefor, for Landlord’s inspection.
     Section 43.7 Fees and Expenses. Any and all taxes, filing fees, charges or license fees imposed upn Landlord by virtue of the existence and/or use of the HVAC Equipment (including those shown to be related to any increases in the assessed valuation of the Building attributable to the HVAC Equipment), whether imposed by any local, state and/or federal government or any agency thereof, shall be exclusively borne by Tenant.
     Section 43.8 Access to HVAC Equipment. Tenant shall have access to the HVAC Space for the sole purpose of servicing and maintaining the HVAC Equipment. At all other times, Landlord may keep the entrances to the HVAC Space locked. Tenant shall not have any tools and/or materials stored in the HVAC Space, and Tenant’s employees and independent contractors shall close and lock the doors or gates to the HVAC Space when leaving the same. Except in the case of emergency, Tenant must give Landlord reasonable advance notice of its intent to enter the HVAC Space, together with the names of the persons accessing the HVAC Space, the reasons for entry and the expected duration of the work to be performed.
     Section 43.9 Inspections of HVAC Equipment. Throughout the duration of this Term, Tenant shall inspect the HVAC Equipment at least once a month. The HVAC Equipment shall not exceed the load-bearing capacity of the HVAC Space. Testing of the HVAC Equipment shall be performed during non-Ordinary Business Hours exclusive of Sundays not more often than once each week if Tenant is not the sole office tenant of the entire Building, unless there are extenuating circumstances in which event, Tenant shall notify Landlord of the need for additional testing. Tenant shall notify Landlord at least three (3) days prior to testing the HVAC Equipment and Tenant shall comply with all Requirements applicable thereto.
     Section 43.10 Relocation of HVAC Equipment. (a) If, at any time during the Term, Landlord, in its reasonable judgment, shall determine that it is necessary to move the HVAC Equipment to another area of the Building, then Landlord may give notice thereof to Tenant (which notice shall have annexed thereto a plan on which such other area (the “Substitute Space”) shall be substantially identified by hatching or otherwise). Within 30 days of receipt of Landlord’s notice (or, if a governmental permit is required to be obtained for installation of the HVAC Equipment in the Substitute Space, then, within 30 of the obtaining of such permit, which Tenant shall make prompt application for, with Landlord’s reasonable cooperation), Landlord, at its sole cost (but subject to recoupment pursuant to Article 8 above), shall move the HVAC Equipment to the Substitute Space which shall then become the HVAC Space hereunder and the original HVAC Space shall be deleted from the coverage of this Lease. The Substitute Space shall be comparable to the HVAC Space (including, without limitation, in respect of its functionality) and shall not increase Tenant’s cost of maintaining the HVAC Equipment.
          (b) Tenant’s operation or use of the HVAC Equipment shall not prevent or interfere with the operation or use of any equipment (existing as of the date hereof) of any existing tenant or occupant of the Building or of Landlord. If, at any time during the Term, Landlord shall determine that the HVAC Equipment causes interference with other existing equipment (existing as of the date hereof), then Landlord may so notify Tenant, and Tenant shall promptly take all steps necessary to eliminate such interference.
     Section 43.11 No Landlord Warranty. Tenant agrees that Landlord has made no warranties or representations as to the condition or suitability of the HVAC Space or the Building for the installation, use, maintenance or operation of the HVAC Equipment, and Tenant agrees to accept same in its “as is” condition and without any work or alterations to be made by Landlord.

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

300 PARK AVENUE INC., Landlord
By:	/s/ Steven R. Wechsler
	Name:	Steven R. Wechsler
	Title:	Senior Managing Director

GREENHILL & CO. INC., Tenant
By:	/s/ Harold J. Rodriguez, Jr.
	Name:	Harold J. Rodriguez, Jr.
	Title:	Chief Administrative Officer
Tenant’s Federal Identification Number: 51-0500737

ACKNOWLEDGMENT

STATE OF NEW YORK	)
) s.s.:
COUNTY OF NEW YORK	)
     On this ___ day of June, in the year 2009 before me, the undersigned, a Notary Public in and said State, personally appeared _____________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

EXHIBIT A
FLOOR PLANS
     The floor plans which follow are intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
See Attached

A-1

EXHIBIT B
DEFINITIONS
     Affiliate: With respect to any Person, any other Person that, directly or indirectly (through one or more intermediaries), Controls, is Controlled by, or is under common Control with, such first Person.
     Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).
     Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to (but not including) the point of localized distribution to the Premises (excluding, however, supplemental HVAC systems of tenants (including Tenant), sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises).
     Business Days: All days, excluding Saturdays, Sundays and all days observed by either the State of New York, the Federal Government or the labor unions servicing the Building as holidays.
     Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     Consumer Price Index: The Consumer price Index for All Urban Customers, CPI-U, published by the Bureau of Labor Statistics of the United States Department of Labor, New York — Northern New Jersey — Long Island, NY-NJ-CT Area ‘All Items’ (1982-84=100), or any successor index thereto covering New York City, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics, or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord shall select and Tenant shall approve, such approval not to be unreasonably withheld, shall be substituted for the Consumer Price Index.
     Control: (i) (a) The ownership, directly or indirectly, of more than 50% of the voting stock of a corporation, or (b) in the case of any Person which is not a corporation, the ownership, directly or indirectly, of more than 50% of the beneficial ownership interest in such Person, or (ii) in the case of any such Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person.

     Cost Per Kilowatt Hour: (a) The total cost for electricity incurred by Landlord to service the Building during a particular billing period (including energy charges, demand charges, surcharges, time-of-day charges, fuel adjustment charges, rate adjustment charges, taxes, rebates and any other factors used by the public utility company in computing its charges to Landlord), divided by (b) the total kilowatt hours purchased by Landlord to provide electricity to the Building during such period.
     Deficiency: The difference between (a) the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of this Lease for any part of such period (after first deducting from such rents all expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs).
     Excluded Expenses: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest and related fees and costs in connection with financing or refinancing the Building; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including workletters and concessions; (f) ground rent, if any; (g) wages, salaries and benefits paid to any persons above the level of the immediate supervisor of the Building Manager and excluding the wages, salaries and benefits of such supervisor to the extent such supervisor provides services to buildings other than the Building; (h) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (i) costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis; (j) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursable by Tenant or other tenants other than pursuant to an expense escalation clause; (k) costs in the nature of penalties or fines; (l) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation; (m) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (n) advertising and promotional expenses in connection with leasing of the Building; (o) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of any such facility without additional cost or on a subsidized basis consistent with other users; (p) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (q) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials existing in the Premises as of the date hereof; (r) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 8.1 of this Lease; (s) costs of acquiring ownership of or leasing on a long term basis works of art other than the cost of replacing existing art with art of comparable quality, maintaining, insuring and providing security for art and installing and removing art; (t) the cost of maintaining, organizing or reorganizing the entity that is Landlord; (u) Landlord’s overhead and general corporate and general administrative expenses; (v) costs incurred with respect to a sale or transfer of all or any portion of the Building or any interest therein or any person or entity of whatever tier owning an interest therein; (w) the cost of electrical energy furnished directly to Tenant and other tenants of the Building and to tenantable areas of the Building for purposes other than the operation of Building equipment and machinery and the lighting of public toilets, stairways, shaftways, and Building machinery or fan rooms; (x) any fee or expenditure paid (i) to any Person which shall Control, be under the Control of, or be under common Control with Landlord, or in which Landlord directly or indirectly owns not less than a fifty (50%) percent interest or (ii) to any shareholder owning at least fifty (50%) percent of the common stock, any general partner, any officer above the rank of vice president, or member of any Board of Directors of Landlord or of any Person described in this clause (x) or (iii) to any person who is a relative by blood (to the first degree of consanguinity, lineal or lateral) or marriage of any such persons, in each case in excess of the amount which would be paid in the absence of such relationship; (y) all charitable contributions and political contributions and all dues to professional and lobbying associations (except those for REBNY and BOMA and any successor organizations thereto); (z) any bad debt loss, rent loss, or reserves for bad debt or rent loss; (aa) costs of entertainment; and (bb) the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord which is the result of negligence or willful misconduct.
     Governmental Authority (Authorities): The United States of America, the City, County or State of New York, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any landmarks preservation agency (or other entity designated or accepted for such purpose by any Governmental Authority or landmarks preservation agency), now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof or the curbs, sidewalks, and areas adjacent thereto.
     Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirements as “hazardous substances”, “toxic substances”, “contaminants”, “pollutants” or words of similar import.
     HVAC Systems: The Building System designed to provide heating, ventilation and air conditioning.
     Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, managers, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, agents and representatives.
     Lessor: A lessor under a Superior Lease.
     Mortgage(s): Any mortgage, trust indenture or other financing document (including any assignment of leases and rents) which may now or hereafter affect the Premises, the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
     Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.

     Person: Any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, estate, trust, unincorporated association, business trust, tenancy-in common or other entity, or any Governmental Authority.
     Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would be likely to: (a) cause damage to the Building, the Premises or any equipment, facilities or other systems therein; (b) impair the appearance of the Premises or the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) violate the certificate of occupancy issued for the Premises or the Building or (f) adversely affect the image of the Building as a first-class office location in midtown Manhattan. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a typing or stenography business; (v) a school or classroom; (vi) lodging or sleeping; (vii) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (viii) a payroll office; (ix) a barber, beauty or manicure shop; (x) an employment agency, executive search firm or similar enterprise; (xi) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xii) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xiii) the rendering of medical, dental or other therapeutic or diagnostic services; (xiv) a discount drug store or discount clothing store or a “fast food” restaurant; or (xv) any illegal purposes or any activity constituting a nuisance.
     Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary, of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), New York City Local Law 58 of 1987, and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks preservation, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same and (iii) all requirements of all insurance bodies affecting the Premises.
     Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit F, as they may be modified from time to time by Landlord.
     Specialty Alterations: Alterations consisting of kitchens, pantries, executive bathrooms, raised computer floors, computer installations, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, conveyors, dumbwaiters, and other Alterations of a similar character.

     Substantial Completion. As to any construction performed by any party in the Premises, including the Initial Installations, any Alterations or Landlord’s Work, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Lease applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the non-completion of which does not materially interfere with Tenant’s use of the Premises or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises (“Punch List Items”).
     Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.
     Tenant Delay: Any delay which results from any act or omission of any Tenant Party, including delays due to changes in or additions to, or interference with any work to be done by Landlord, or delays by Tenant in submission of information approving working drawings or estimates or giving authorizations or approvals.
     Tenant Party: Any of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises, or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, visitors, servants, agents, or representatives.
     Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Premises or Building.
     Unavoidable Delays: Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including Requirements, laws, governmental preemption in connection with a national emergency, shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Tenant or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.